  As filed with the Securities and Exchange Commission on March 20, 2000
                                                      Registration No. 333-32794
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                            Amendment No. 1 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ----------------
                                   BUCA, INC.
             (Exact name of Registrant as specified in its charter)
                               ----------------

        Minnesota                    5812                    41-1802364
     (State or other          (Primary Standard           (I.R.S. Employer
       jurisdiction               Industrial            Identification No.)
   of incorporation or        Classification Code
      organization)                 Number)

                         1300 Nicollet Mall, Suite 5003
                          Minneapolis, Minnesota 55403
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                              Joseph P. Micatrotto
                Chairman, President and Chief Executive Officer
                                   BUCA, Inc.
                         1300 Nicollet Mall, Suite 5003
                          Minneapolis, Minnesota 55403
                                 (612) 288-2382
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
        Douglas P. Long, Esq.                    Jonathan B. Abram, Esq.
         Faegre & Benson LLP                      Dorsey & Whitney LLP
         2200 Norwest Center               Pillsbury Center South, 20th Floor
       90 South Seventh Street                   220 South Sixth Street
    Minneapolis, Minnesota 55402              Minneapolis, Minnesota 55402

                                ---------------

  The Registrant hereby amends this Registration Agreement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[PHOTO OF DINERS]

"ONE OF
THE BEST
NEW RESTAURANTS
IN AMERICA"
Bon Appetit

"Packed
Like a Ravioli"
Indianapolis Star/News

"So much
FUN
you won't know
what hit you"
Seattle Post-Intelligencer

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

 Subject to completion, dated March 20,
                              2000

3,033,699 Shares

BUCA, INC.

Common Stock



$      per share


            -------------------------------------------------------

                             . On March 14, 2000, the last reported sale price
 . BUCA, Inc. is offering       of our common stock was $15.00 per share.
  3,000,000 shares and
  selling shareholders
  are offering
  33,699 shares.

 . Trading symbol: Nasdaq National Market--BUCA.

                                  ----------

This investment involves risk. You should carefully consider the "Risk Factors" beginning on page 7.

            -------------------------------------------------------
            -------------------------------------------------------

                                                               Per
                                                              Share    Total
                                                              ------ ----------
Public offering price........................................ $      $
Underwriting discount........................................ $      $
Proceeds to BUCA, Inc. ...................................... $      $
Proceeds to selling shareholders............................. $      $

            -------------------------------------------------------
            -------------------------------------------------------

The underwriters have a 30-day option to purchase up to 455,054 additional shares of common stock from us and selling shareholders to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray

                   Banc of America Securities LLC

                                                              Robertson Stephens

                  The date of this prospectus is       , 2000.

                      [PHOTO OF GENTLEMEN WITH SUITCASES]

"BEST PIZZA FOR SHARING"
Chicago

"Astonishingly good, in any dialect"
The Detroit News

"Exudes the excessive, exuberant, voluptuous Neapolitan spirit"
San Francisco Chronicle

"Vital, vibrant and powerfully flavored"
San Jose Mercury News

"BEST NEW RESTAURANT"
Louisville Magazine
Readers' Poll




BUCA (R) and BUCA di BEPPO(R), as well as additional names and logos appearing in this prospectus, are registered trademarks of BUCA, Inc. This prospectus also includes names and trademarks of other companies. The individual restaurant reviews quoted in this prospectus are not intended to suggest or imply an endorsement by the reviewers or their publishers of the contents of this prospectus or an investment in the common stock.

                         [PHOTO OF SERVER WITH SALAD]

[PHOTO OF DINERS]

"JUST TRY
NOT TO SING
ALONG"
Los Angeles Times

"Particularly
FLAVORFUL
and FRESH"
Washington Times

"Boisterously
BIG
in every way"
Seattle Post-Intelligencer

"OUT-AND-OUT
GOOD"
The Courier-Journal
Louisville

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
     Summary...............................................................   4
     Risk Factors..........................................................   7
     Special Note Regarding Forward-Looking Statements.....................  12
     Use of Proceeds.......................................................  12
     Price Range of Common Stock...........................................  12
     Dividend Policy.......................................................  13
     Capitalization........................................................  14
     Selected Consolidated Financial Data..................................  15
     Management's Discussion and Analysis of Financial Condition
      and Results of Operations............................................  17
     Business..............................................................  23
     Management............................................................  33
     Certain Relationships and Related Transactions........................  40
     Principal Shareholders................................................  42
     Selling Shareholders..................................................  44
     Description of Capital Stock..........................................  46
     Underwriting..........................................................  49
     Legal Matters.........................................................  51
     Experts...............................................................  51
     Where You Can Find More Information...................................  51
     Index to Consolidated Financial Statements............................ F-1

                                ---------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                ---------------

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

                                    SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements.

Business of BUCA

BUCA, Inc. owns and operates 39 full service, dinner-only restaurants under the name BUCA di BEPPO. Our restaurants offer high quality, immigrant Southern Italian cuisine served family-style in large portions in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants.

Our food is based on authentic family recipes enjoyed for generations in the villages of Southern Italy and then adapted to American ingredients. Our menu features dishes such as the BUCA di BEPPO 1893 salad, chicken cacciatore, spaghetti with half-pound meat balls, eggplant parmigiana, ravioli al pomodoro, veal marsala, garlic mashed potatoes, pizza arrabiatta and tiramisu. These dishes, often seasoned with garlic and served with vine-ripened tomatoes, communicate the pure, powerful flavors of the immigrant Southern Italian kitchen.

Our oversized portions, served family-style on large platters, are designed to overwhelm guests with an abundance of high quality food. In family-style serving, each item is shared by the entire table, which encourages guests to interact and enjoy the meal together. We believe that the generous portions, combined with an average check per guest in fiscal 1999 of approximately $20.00, including beverages, offer our guests exceptional value.

BUCA di BEPPO restaurants irreverently exaggerate the cliches of post-War Italian/American restaurants found in Italian neighborhoods of large U.S. cities. We design each of our restaurants to be a fun, high-energy destination. Each BUCA di BEPPO restaurant in a market is unique, which reinforces our image as a collection of neighborhood restaurants. Restaurant interiors are covered with hundreds of vintage photos and icons of Italian heritage, and feature lively music from classic artists such as Frank Sinatra and Dean Martin. Restaurant exteriors feature flashing bare bulb signage, statuary and humorous neon signs. Our food, decor and family-style servings all promote a fun, celebratory and socially interactive dining experience that emulates a traditional Italian/American evening meal. Our innovative concept has attracted national attention as evidenced by 17 "best of" designations in a variety of readers' polls across the U.S., a 1999 write-up in Gourmet Magazine, a 1998 "Hot Concepts!" award from Nation's Restaurant News, and numerous awards in our local markets.

We believe that our restaurants provide superior unit level economics. For fiscal 1999, our restaurants with at least two full years of operating history generated average restaurant sales of approximately $3.2 million and average cash flow of approximately $785,000, or 24.5% of restaurant sales. We believe that our Paisano Partners program, in which our restaurant general managers, known as Paisano Partners, purchase stock and receive a significant portion of their annual cash compensation based on restaurant cash flow, motivates Paisanos to achieve significantly greater operating efficiencies and contributes to our superior unit level economics.

We are pursuing a rapid but disciplined expansion strategy. Our objective is to become the dominant family-style, immigrant Southern Italian restaurant in each of our markets. We intend to continue our expansion throughout the United States. We plan to open 17 restaurants in fiscal 2000, of which five have already opened, eight are under construction and the remaining four have signed leases. By the end of fiscal 2000, we plan to have 51 restaurants open in 29 markets. To continue our expansion, we will need to select appropriate restaurant sites, effectively manage development risks, recruit qualified personnel and raise additional capital as necessary.

Office Location

We were incorporated on December 2, 1994 as a Minnesota corporation. Our principal executive offices are located at 1300 Nicollet Mall, Minneapolis, Minnesota 55403 and our telephone number is (612) 288-2382.

Our website is www.BUCAdiBeppo.com The information on our website is not intended to be part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our common stock.

The Offering

Common stock offered:

        By BUCA, Inc...........................  3,000,000 shares
        By selling shareholders................     33,699 shares
            Total..............................  3,033,699 shares
Common stock outstanding after the offering.... 13,887,366 shares
Offering price................................. $      per share
Use of proceeds................................ To fund restaurant development, repay existing bank debt and
                                                for general corporate purposes.
Nasdaq National Market symbol.................. BUCA

The number of shares to be outstanding after the offering excludes:

 . 1,278,797 shares of common stock issuable upon exercise of options outstanding as of the date of this prospectus at a weighted average exercise price of $8.12 per share,

 . 69,441 shares of common stock issuable upon conversion of convertible subordinated debt outstanding as of the date of this prospectus and

 . 518,807 additional shares of common stock reserved for issuance under our employee stock plans.

The number of shares to be outstanding after the offering includes 13,699 shares to be issued in connection with this offering upon the exercise of options by selling shareholders.

Except as otherwise noted, all information in this prospectus assumes:

 .  no exercise of the underwriters' over-allotment option and

 . no exercise of outstanding options to purchase shares of common stock or the conversion of the outstanding convertible subordinated debt into shares of common stock.

Summary Consolidated Financial Data
(in thousands, except per share and operating data)

The as adjusted information below gives effect as of December 26, 1999 to our receipt of the estimated net proceeds of $41,908,000 from the sale of 3,000,000 shares of common stock offered by us, our receipt of $97,000 upon exercise of 13,699 outstanding options by selling shareholders in connection with this offering.

                                                  Fiscal Year Ended
                                        --------------------------------------
                                        December 28, December 27, December 26,
                                            1997         1998         1999
                                        ------------ ------------ ------------
Consolidated Statements of Operations
 Data:
Restaurant sales.......................   $19,030      $38,483      $71,528
Operating (loss) income................    (2,399)      (1,893)       1,492
Net (loss) income......................    (3,319)      (2,946)       1,424
Net (loss) income applicable to common
 stock.................................    (5,305)      (5,135)         680
Net (loss) income per common share--
 basic.................................   $ (2.13)     $ (2.04)     $  0.08
Net (loss) income per common share--
 diluted...............................   $ (2.13)     $ (2.04)     $  0.08
Weighted average common shares
 outstanding--basic....................     2,490        2,512        8,111
Weighted average common shares
 outstanding--diluted..................     2,490        2,512        8,655
Operating Data:
Comparable restaurant sales
 increase(/1/).........................       8.9%        13.3%         9.6%
Average weekly restaurant sales........   $47,579      $52,727      $54,229
Restaurants open at end of period......        11           19           34

                                                                 December 26,
                                                                     1999
                                                               ----------------
                                                                          As
                                                               Actual  Adjusted
                                                               ------- --------
Consolidated Balance Sheet Data:
Cash and cash equivalents..................................... $ 1,726 $ 43,731
Total assets..................................................  75,945  117,950
Total debt, including current portion.........................   1,738    1,738
Common shareholders' equity...................................  61,709  103,714

---------------
(/1/)The calculation of comparable restaurant sales increase includes restaurants open for 12 full calendar months, as adjusted to provide comparable 52-week fiscal years.

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows, could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

We May Be Unable to Sustain Profitability

Since we were formed, we have incurred net losses of approximately $6.1 million through December 26, 1999, primarily due to new restaurant opening expenses and the costs of hiring senior management to develop and implement our expansion strategy. We intend to continue to expend significant financial and management resources on the development of additional restaurants. We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future. Failure to achieve these objectives may cause our stock price to decline and make it difficult to raise additional capital. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for information on the history of our losses.

Our Business Could Be Materially Adversely Affected if We Are Unable to Expand in a Timely and Profitable Manner

To continue to grow, we must open new BUCA di BEPPO restaurants on a timely and profitable basis. We have experienced delays in restaurant openings from time to time and may experience delays in the future. Delays or failures in opening new restaurants could materially adversely affect our business, financial condition, operating results or cash flows. We expanded from 11 restaurants at the end of fiscal 1997 to 34 restaurants at the end of fiscal 1999. We expect to open an additional 17 restaurants during fiscal 2000, five of which are already open. Our ability to expand successfully will depend on a number of factors, some of which are beyond our control, including the:

    .identification and availability of suitable restaurant sites;

    .competition for restaurant sites;

    .negotiation of favorable leases;

    .timely development in certain cases of commercial, residential, street or highway construction near our restaurants;

    .management of construction and development costs of new restaurants;

    .securing of required governmental approvals and permits;

    .recruitment of qualified operating personnel, particularly Paisano
          Partners and kitchen managers;

    .competition in new markets; and

    .general economic conditions.

In addition, we contemplate entering new markets in which we have no operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful in these new markets than in our existing markets. Furthermore, a history of operating losses at a restaurant could result in a charge for impairment of assets. See note 1 to our audited consolidated financial statements for a discussion of the asset impairment criteria.

We May Not Be Able to Achieve and Manage Planned Expansion

We face many business risks associated with rapidly growing companies, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve management, information systems and financial controls or encounter unexpected difficulties during expansion, our business, financial condition, operating results or cash flows could be materially adversely affected.

Furthermore, we may seek to acquire the operations of other restaurants. To do so successfully, we would need to identify suitable acquisition candidates, obtain financing on acceptable terms, and negotiate acceptable acquisition terms. Even if we are successful in completing acquisitions, they may have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the completion of an acquisition, while the acquisition is being integrated into our operations. We do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition.

Fluctuations in Our Operating Results May Result in Decreases in Our Stock
Price

Our operating results will fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. As a result, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our common stock would likely decrease.

In the past, our preopening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most preopening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs and labor and direct and occupancy costs. Due to these factors, results for a quarter may not indicate results to be expected for any other quarter or for a full fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our historical operating results.

Because of Our Small Restaurant Base, Our Operating Results Could Be Materially Adversely Affected By the Negative Performance of a Small Number of Restaurants

We currently operate 39 restaurants, 19 of which opened in the last 12 months. Due to our small restaurant base, poor operating results at any one or more restaurants could materially adversely affect our business, financial condition, operating results or cash flows. Our operating results achieved to date may not be indicative of our future operating results with a larger number of restaurants.

Increased Food Costs Could Materially Adversely Affect Our Operating Results

Our profitability depends in part on our ability to anticipate and react to changes in food costs. We rely on SYSCO Corporation, a national food distributor, as the primary distributor of our food. Although we believe that alternative distribution sources are available, any increase in distribution prices or failure to perform by SYSCO could cause our food costs to increase. Further, various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could materially adversely affect our business, financial condition, operating results or cash flows.

Changes in Consumer Preferences or Discretionary Consumer Spending Could Negatively Impact Our Results

Our restaurants feature immigrant Southern Italian cuisine served family-style. Our continued success depends, in part, upon the popularity of this type of Italian cuisine and this style of informal dining. Shifts in consumer preferences away from our cuisine or dining style could materially adversely affect our future profitability. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results or cash flows.

We May Be Unable to Compete With Larger, Better Established Competitors

The restaurant industry is highly competitive. Due to our limited financial resources and operating history, we may be unable to compete effectively with our larger, better established competitors, which have substantially greater financial resources and operating histories than we do. We will likely face direct competition with these competitors in each of the markets we enter. See "Business--Competition" for a discussion of the competition we face.

We Could Face Potential Labor Shortages

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, necessary to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants which could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

Our Operations Depend on Governmental Licenses and We May Face Liability Under Dram Shop Statutes

Our business depends on obtaining and maintaining required food service and liquor licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in some states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results or cash flows could be materially and adversely affected. See "Business-- Government Regulation" for a discussion of the regulations we must comply with.

Complaints or Litigation From Guests May Materially Adversely Affect Us

We are from time to time the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us and our restaurants, regardless of whether the allegations are valid or whether BUCA is liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

We May be Unable to Fund Our Significant Future Capital Needs and We May Need Additional Funding Sooner Than Anticipated

We will need substantial capital to finance our expansion plans, which require funds for capital expenditures, preopening costs and potential initial operating losses related to new restaurant openings. We may not be able to obtain additional financing on acceptable terms. If adequate funds are not available, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results or cash flows. Moreover, if we issue additional equity securities, your holdings may be diluted.

We estimate that capital expenditures during fiscal 2000 will be approximately $27.0 million and that capital expenditures during future years will exceed this amount. In addition, we experienced negative cash flow from operations of approximately $1.5 million in fiscal 1997, while experiencing a positive cash flow from operations of approximately $338,000 in fiscal 1998 and approximately $8.6 million in fiscal 1999. Although we expect that the net proceeds of this offering, combined with other resources, will be sufficient to fund our capital requirements at least through fiscal 2001, this may not be the case. We may be required to seek additional capital earlier than anticipated if:

    .future actual cash flows from operations fail to meet our expectations;

    .costs and capital expenditures for new restaurant development exceed anticipated amounts;

    .we are unable to obtain sale-leaseback financing of certain restaurants;

    .landlord contributions, loans and other incentives are lower than expected;

    .we are required to reduce prices to respond to competitive pressures;
       or

    .we are able to secure a greater number of attractive development sites than currently anticipated.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of our historical and anticipated capital needs.

Our Existing Shareholders Will Retain Significant Control Which Could Reduce Your Ability to Receive a Premium for Your Shares Through a Change in Control

Upon completion of this offering, our executive officers, directors and principal shareholders and their affiliates will own approximately 37.4% of the outstanding shares of common stock, or 34.4% if the underwriters' over-allotment option is completely exercised. As a result, they may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay, defer or prevent a change in control of BUCA, and make some transactions more difficult or impossible without the support of these shareholders. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of common stock that could give our shareholders the opportunity to realize a premium over the then prevailing market price for shares of common stock. This could depress the price of our common stock. See "Management" and "Principal Shareholders" for information about these shareholders and the number of shares they will control.

Our Common Stock Price May Be Volatile

The market price of our common stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Fluctuations or decreases in the trading price of our common stock may adversely affect your ability to trade your shares. In addition, these fluctuations could adversely affect our ability to raise capital through future equity financings.

Provisions of Our Articles of Incorporation, Our By-Laws and Minnesota Law Could Discourage Potential Acquisition Proposals and Delay or Prevent a Change in Control

Anti-takeover provisions of our Articles of Incorporation, By-Laws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. The provisions may also inhibit increases in the market price of our stock that could result from takeover attempts. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control. The issuance of preferred stock could adversely affect the voting power of your shares. In addition, our Articles of Incorporation provide for a classified board of directors consisting of three classes as well as require a 75% supermajority vote for removal of directors. These classified board and supermajority removal provisions could also have the effect of delaying, deterring or preventing a change in control. See "Management--Board of Directors; Committees" and "Description of Capital Stock" for a discussion of these provisions.

We Could Face Consolidated Tax Group Liability

Prior to our spin-off in late fiscal 1996, we were a member of the consolidated tax group of Parasole Restaurant Holdings, Inc. Under the Internal Revenue Code, as a former member of the consolidated tax group, we could be held liable for unpaid federal tax liabilities, if any, of the consolidated tax group through the end of 1996 in the event of nonpayment by Parasole.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. Also, when we use words such as "believe," "expect," "anticipate" or similar expressions, we are making forward-looking statements. You should note that an investment in our common stock involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described in the preceding pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, operating results and financial condition.

                                USE OF PROCEEDS

The net proceeds to us from the sale of the 3,000,000 shares of common stock offered by us at an assumed public offering price of $15.00 per share are estimated to be approximately $41,908,000, after deducting the underwriting discount and estimated offering expenses (approximately $42,690,000 if the over-allotment option granted by us is exercised in full). Except for receipt of $97,000 (or approximately $344,000 if the over-allotment options granted by selling shareholders are exercised in full) upon exercise of outstanding options by selling shareholders in connection with this offering, we will not receive any of the proceeds from the sale of shares of common stock by selling shareholders.

We intend to use the net proceeds of this offering to finance the development of new BUCA di BEPPO restaurants, to retire existing bank debt and for general corporate purposes. Our $15.0 million line of credit bears interest at the lead lender's prevailing reference rate or LIBOR plus 1.875% to 2.375%, based upon certain financial ratios, and expires on September 27, 2001. As of March 15, 2000, we had borrowings of $8.0 million outstanding under our revolving line of credit. We anticipate that prior to the completion of the offering we will borrow additional amounts from our revolving line of credit to fund a portion of our new restaurant development. We plan to repay these outstanding amounts with the net proceeds from this offering.

We may also use a portion of the net proceeds for the acquisition of other restaurant operations. We do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition. Pending application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for additional information regarding our sources and uses of capital.

                          PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq National Market under the symbol "BUCA." Public trading of our common stock commenced on April 21, 1999. The high and low closing prices of our common stock on the Nasdaq National Market, as reported by the Nasdaq National Market, for the second quarter of 1999 were $20.125 and $15.875, for the third quarter of 1999 were $18.625 and $10.250 and for the fourth quarter of 1999 were $14.125 and $8.875. The high and low closing prices in the first quarter of 2000 (through March 14, 2000) were $15.063 and $8.500.

As of March 14, 2000, there were approximately 170 holders of record of common stock. On March 14, 2000, the last sale price reported on the Nasdaq National Market for our common stock was $15.00 per share.

                                DIVIDEND POLICY

We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board. In addition, our current credit facility prohibits us from paying any cash dividends without our lender's consent.

                                 CAPITALIZATION

The following table sets forth, at December 26, 1999, our consolidated cash and cash equivalents and capitalization on an actual basis and as adjusted to reflect the sale of the shares of common stock offered by us by this prospectus at an assumed public offering price of $15.00 per share, and after giving effect to the proceeds of $97,000 to be received by us upon exercise of 13,699 outstanding options by selling shareholders in connection with this offering. See "Use of Proceeds" for a discussion of how we intend to use the proceeds. This table should be read in conjunction with the consolidated financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                       December 26, 1999
                                                      ---------------------
                                                       Actual   As Adjusted
                                                      --------  -----------
                                                           (in thousands)
Cash and cash equivalents............................ $  1,726   $ 43,731
                                                      ========   ========
Long-term debt, including current portion............ $  1,738   $  1,738
Common stock: $.01 par value;
 20,000,000 shares authorized, 10,810,295 shares
 issued and outstanding, actual; 13,823,994 shares
 issued and outstanding, as adjusted(/1/)............      108        138
Additional paid-in capital...........................   76,547    118,522
Accumulated deficit..................................  (14,413)   (14,413)
                                                      --------   --------
                                                        62,242    104,247
Notes receivable from shareholders...................     (533)      (533)
  Total common shareholders' equity..................   61,709    103,714
                                                      --------   --------
  Total capitalization............................... $ 63,447   $105,452
                                                      ========   ========

---------------

(/1/Excludes)(1) 1,278,797 shares of common stock issuable upon exercise of options outstanding as of the date of this prospectus at a weighted average exercise price of $8.12 per share, (2) 69,441 shares of common stock issuable upon conversion of convertible subordinated debt outstanding as of the date of this prospectus, (3) 518,807 additional shares of common stock reserved under our employee stock plans and (4) 63,372 shares of common stock issued since December 26, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA
           (in thousands, except share, per share and operating data)

The following selected consolidated statements of operations and balance sheet data for the five fiscal years ended December 26, 1999 are derived from our audited consolidated financial statements. The consolidated financial statements and their notes for each of the three fiscal years ended December 26, 1999, and the report of independent public accountants on those years, are included elsewhere in this prospectus. This selected consolidated financial data should be read in conjunction with the consolidated financial statements and their notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. We changed our fiscal year-end from December 31 to the last Sunday in December, beginning with the fiscal year ended December 28, 1997.

                                         Fiscal Year Ended
                         -----------------------------------------------------
                         Dec. 31,   Dec. 31,   Dec. 28,   Dec. 27,   Dec. 26,
                           1995       1996       1997       1998       1999
                         ---------  ---------  ---------  ---------  ---------
Consolidated Statements
of
Operations Data:
Restaurant sales........ $   7,142  $  11,316  $  19,030  $  38,483  $  71,528
Restaurant costs:
 Product................     2,303      3,471      5,520     10,876     19,723
 Labor..................     2,258      3,723      6,478     12,342     23,069
 Direct and occupancy...     1,270      2,242      3,750      8,078     14,551
 Depreciation and
 amortization...........       173        381        781      1,617      3,169
                         ---------  ---------  ---------  ---------  ---------
   Total restaurant
   costs................     6,004      9,817     16,529     32,902     60,512
General and
 administrative
 expenses...............       656      1,988      3,760      5,579      5,924
Preopening costs........       183        430      1,140      1,895      3,600
                         ---------  ---------  ---------  ---------  ---------
Operating income
 (loss).................       299       (919)    (2,399)    (1,893)     1,492
Interest income.........        55         79        158        152        495
Interest expense........      (274)      (374)      (655)    (1,188)      (499)
Subordinated debt
 conversion costs.......       --         --         --         --        (954)
                         ---------  ---------  ---------  ---------  ---------
Income (loss) before
 income taxes,
 cumulative effect of
 change in accounting
 principle and
 extraordinary items....        80     (1,214)    (2,896)    (2,929)       534
Provision (benefit) for
 income taxes...........        43       (101)        72         17     (1,817)
                         ---------  ---------  ---------  ---------  ---------
Income (loss) before
 cumulative effect of
 change in accounting
 principle and
 extraordinary items....        37     (1,113)    (2,968)    (2,946)     2,351
Cumulative effect of
 change in accounting
 principle related to
 preopening costs.......       --         --        (351)       --         --
Extraordinary loss on
 extinguishment of
 debt...................       --         --         --         --        (927)
                         ---------  ---------  ---------  ---------  ---------
Net income (loss)....... $      37  $  (1,113) $  (3,319) $  (2,946) $   1,424
                         =========  =========  =========  =========  =========
Cumulative preferred
 stock dividends,
 accretion of preferred
 stock to redemption
 value, and change in
 redeemable common
 stock..................       --      (3,687)    (1,986)    (2,189)      (744)
                         ---------  ---------  ---------  ---------  ---------
Net income (loss)
 applicable to common
 stock.................. $      37  $  (4,800) $  (5,305) $  (5,135) $     680
                         =========  =========  =========  =========  =========
Net income (loss) per
 share--basic........... $     .02  $   (1.96) $   (2.13) $   (2.04) $     .08
                         =========  =========  =========  =========  =========
Net income (loss) per
 share--diluted......... $     .02  $   (1.96) $   (2.13) $   (2.04) $     .08
                         =========  =========  =========  =========  =========
Weighted average common
 shares outstanding--
 basic.................. 2,444,666  2,444,666  2,490,136  2,512,309  8,110,807
                         =========  =========  =========  =========  =========
Weighted average common
 shares outstanding--
 diluted................ 2,444,666  2,444,666  2,490,136  2,512,309  8,654,536
                         =========  =========  =========  =========  =========

                                                  Fiscal Year Ended
                                        --------------------------------------
                                        December 28, December 27, December 26,
                                            1997         1998         1999
                                        ------------ ------------ ------------
Operating Data:
Comparable restaurant sales in-
 crease(/1/)...........................       8.9%        13.3%         9.6%
Average weekly restaurant sales........   $47,579      $52,727      $54,229
Restaurants open at end of period......        11           19           34

                                                  As of
                               -----------------------------------------------
                               Dec. 31, Dec. 31,  Dec. 28,  Dec. 27,  Dec. 26,
                                 1995     1996      1997      1998      1999
                               -------- --------  --------  --------  --------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents.....  $  805  $ 5,750   $ 6,099   $  6,576  $ 1,726
Total assets..................   4,477   12,771    21,288     37,560   75,945
Total debt, including current
 portion......................   3,011    3,940     5,460      7,866    1,738
Shareholders' (deficit) equi-
 ty...........................    (148)  (4,942)   (9,284)   (13,540)  61,709

---------------
(/1/)The calculation of comparable restaurant sales increase includes restaurants open for 12 full calendar months, as adjusted to provide comparable 52-week fiscal years.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion of the financial condition and results of operations should be read in conjunction with our consolidated financial statements and their notes appearing elsewhere in this prospectus.

This prospectus, including the discussion below, contains statements of a forward-looking nature relating to future events or our future financial performance. You are cautioned that these statements are only predictions, involve risks and uncertainties, and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various risk factors identified in this prospectus, including the matters set forth under "Risk Factors," which would cause actual results to differ materially from those indicated by the forward-looking statements.

Overview

At December 26, 1999, we owned and operated 34 full-service, dinner-only restaurants that offer high-quality, immigrant Southern Italian cuisine served family-style in large portions in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants. Since late 1996, we have pursued a rapid but disciplined expansion strategy, opening two restaurants in 1996, five in 1997, eight in 1998, and 15 in 1999. We intend to open 17 new restaurants in fiscal 2000, of which five have opened through March 2000 and the remaining twelve have leases signed, of which eight are under construction.

We believe that the sales growth pattern of our new restaurants in the two years after they open differs from the typical sales growth pattern for new restaurants in other casual dining concepts. Our restaurants typically experience lower restaurant sales during the first twelve months after opening, with significant comparable restaurant sales growth in the second year of operation. In calculating comparable restaurant sales, we include a restaurant in the comparable base once it has been open for 12 full calendar months. We believe that we have this "discovery" growth pattern over the first two years of operations because we rely primarily on word-of-mouth advertising and repeat business to generate increased restaurant sales. This new restaurant-opening trend has contributed to our high levels of comparable restaurant sales increase of 8.9% in fiscal 1997, 13.3% in fiscal 1998 and 9.6% in fiscal 1999. After two years of operation, our restaurants typically experience lower comparable restaurant sales increases than those experienced in prior periods. We expect this sales growth trend for new restaurants to generally continue in the future; however, we also anticipate that in some markets, particularly as we continue to develop additional restaurants in existing markets, this discovery growth pattern could compress. In addition, as we continue to grow, we expect that the impact of new restaurant openings on total comparable restaurant sales will decrease as our mature restaurant base continues to increase.

We have expanded the use of daily specials and begun other measures to build sales in existing restaurants and reduce our product costs as a percentage of restaurant sales. Every day, every restaurant offers from two to four specials. These daily specials are selected from a list of approximately 75 recipes. These daily specials typically are priced higher than normal menu items and generate higher margins. We have increased sales of specials to approximately 16% of restaurant sales for fiscal 1999 from approximately 15% of restaurant sales for fiscal 1998. The increase in sales of specials along with price increases of approximately 2% in fiscal 1997 and 3% in fiscal 1998 have produced an increase in our average check from $17.50 in fiscal 1996 to $18.80 in fiscal 1997 and to $20.00 in fiscal 1998 and fiscal 1999.

We implemented a price increase on December 27, 1999, the first day of our 2000 fiscal year. The price increase impacted selected menu items and certain specials. We anticipate that the net effect of this price change will be less than 2%. This price increase is expected to cause product cost and labor cost to decrease as a percentage of sales in fiscal 2000 compared with fiscal 1999. In addition, the number of our restaurants operating in states with tip credit is expected to continue to increase during fiscal 2000. In states with tip credit, we are able to reduce tipped employees' wages up to a maximum of 50% of minimum wage based upon reported tips. By the end of fiscal 2000, we expect that 60% of our restaurants will be operating in states with tip credit.

Our restaurant sales are comprised almost entirely of the sales of food and beverages. For fiscal 1999, alcohol sales accounted for approximately 26% of total restaurant sales from our restaurants with at least one full year of operating history. Product costs include the costs of food and beverages. Labor costs include direct hourly and management wages, bonuses, taxes and benefits for restaurant employees. Direct and occupancy costs include restaurant supplies, marketing costs, rent, utilities, real estate taxes, repairs and maintenance and other related costs. Depreciation and amortization principally include depreciation on capital expenditures for restaurants. General and administrative expenses are comprised of expenses associated with all corporate and administrative functions that support existing operations, management and staff salaries, employee benefits, travel, information systems and training and market research. Preopening costs consist of direct costs related to hiring and training the initial restaurant workforce and certain other direct costs associated with opening new restaurants. Interest expense includes the cost of interest expense on debt and interest income includes the interest income on invested assets.

Results of Operations


Our operating results for fiscal years 1997, 1998, and 1999 expressed as a percentage of restaurant sales were as follows:

                                                  Fiscal Year Ended
                                        --------------------------------------
                                        December 28, December 27, December 26,
                                            1997         1998         1999
                                        ------------ ------------ ------------
Restaurant sales.......................    100.0%       100.0%       100.0%
Restaurant costs
  Product..............................     29.0         28.3         27.6
  Labor................................     34.0         32.1         32.3
  Direct and occupancy.................     19.7         21.0         20.3
  Depreciation and amortization........      4.1          4.2          4.4
                                           -----        -----        -----
    Total restaurant costs.............     86.8         85.5         84.6
General and administrative expenses....     19.8         14.5          8.3
Preopening costs.......................      6.0          4.9          5.0
                                           -----        -----        -----
Operating (loss) income................    (12.6)        (4.9)         2.1
Interest income........................     (0.8)        (0.4)        (0.7)
Interest expense.......................      3.4          3.1          0.7
                                           -----        -----        -----
(Loss) income before income taxes and
 other.................................    (15.2)%       (7.6)%        2.1%
                                           =====        =====        =====

Fiscal Year Ended December 26, 1999 Compared to Fiscal Year Ended December 27, 1998

Restaurant Sales. Restaurant sales increased by $33.0 million, or 85.9% to $71.5 million in fiscal 1999 from $38.5 million in fiscal 1998. The increase was attributable to restaurant sales of $16.5 million at new restaurants opened in fiscal 1999 and to increased sales at restaurants open prior to fiscal 1999. Comparable restaurant sales increased by 9.6% in fiscal 1999, primarily as a result of an increase in guest visits of approximately 7.7% and a price increase of approximately 3% in July 1998. The average check per guest remained constant in fiscal 1998 and 1999 at $20.00. We expect the average check to increase during fiscal 2000 due to the impact of the price increase implemented on December 27, 1999 and the addition to the regular menu of three of our more popular daily specials (Mozzarella Caprese, Prosciutto Rollato and Tortoni), which are priced higher than other menu items in their categories.

Product. Product costs increased by $8.8 million to $19.7 million in fiscal 1999 from $10.9 million in fiscal 1998. Product costs as a percentage of restaurant sales decreased to 27.6% in fiscal 1999 from 28.3% in fiscal 1998. This reduction was a result of management's efforts to reduce the cost of food products and improve margins, particularly at new restaurants. We expect product costs to decrease as a percentage of sales in fiscal 2000 compared with fiscal 1999 due to management's continued efforts to reduce the cost of food products and due to the price increase implemented on December 27, 1999.

Labor. Labor costs increased by $10.7 million to $23.1 million in fiscal 1999 from $12.4 million in fiscal 1998. Labor increased as a percentage of sales to 32.3% in fiscal 1999 from 32.1% in fiscal 1998. This increase resulted from the impact of the new restaurant openings. Labor costs at new restaurants are typically higher as a percentage of restaurant sales than labor costs at mature restaurants. During 1999, 27% of the sales weeks came from restaurants open less than six months, compared with only 24% in 1998. We expect labor costs to decrease as a percentage of sales in fiscal 2000 compared with fiscal 1999 due to management's continued efforts to reduce labor costs as a percentage of sales, the price increase implemented on December 27, 1999 and the increased percentage of our restaurants operating in states with tip credit.

Direct and Occupancy. Direct and occupancy costs increased by $6.5 million to $14.6 million in fiscal 1999 from $8.1 million in fiscal 1998. Direct and occupancy costs decreased as a percentage of sales to 20.3% in fiscal 1999 from 21.0% in fiscal 1998. This reduction in direct and occupancy costs is due mainly to the increase in comparable restaurant sales, which leverages the fixed component of direct and occupancy costs, principally fixed rent, real estate taxes and utilities. We expect direct and occupancy costs as a percentage of sales to remain fairly constant in fiscal 2000 compared with fiscal 1999 as the impact of the price increase will be offset by annual cost of living increases in minimum rent.

Depreciation and Amortization. Depreciation and amortization expenses increased by $1.6 million to $3.2 million in fiscal 1999 from $1.6 million in fiscal 1998. This increase was the result of depreciation recognized on capital expenditures for new restaurants.

General and Administrative. General and administrative expenses increased by $356,000 to $5,924,000 in fiscal 1999 from $5,568,000 in fiscal 1998. General and administrative expenses decreased as a percentage of sales to 8.3% in fiscal 1999 from 14.5% in fiscal 1998. We expect that general and administrative expenses will continue to increase in dollars in the future, but continue to decrease as a percentage of sales because our expansion plans will require proportionately smaller incremental increases in general and administrative expenses.

Preopening Costs. Preopening costs increased by $1.7 million to $3.6 million in fiscal 1999 from $1.9 million in fiscal 1998. Preopening costs increased as a percentage of sales to 5.0% in fiscal 1999 from 4.9% in fiscal 1998. This increase was primarily a result of opening 15 restaurants in fiscal 1999 and five in the first quarter of fiscal 2000 compared with 13 restaurants in fiscal 1998, with only one restaurant opened in the first quarter of fiscal 1999. Since all preopening costs are expensed as incurred, a significant portion of a new restaurant's preopening costs are expensed in the three months prior to opening.

Interest (Income) Expense. Net interest expense decreased by $1,032,000 to $4,000 in fiscal 1999 from $1,036,000 in fiscal 1998. This reduction in net interest expense was due to the interest income that we earned on the investment of our initial public offering proceeds in April, 1999 and the repayment at that time of our $7.0 million term loan and $2.0 million line of credit borrowings.

Provision/Benefit for Income Taxes. The benefit for income taxes of $2,435,000 was recorded as a $1,817,000 benefit to income taxes and as a $618,000 reduction to the extraordinary loss on extinguishment of debt to record this item net of tax. We recorded the tax benefit for fiscal 1999 as the utilization of the tax loss carry-forwards from prior years was deemed more likely than not. These net operating loss carry-forwards begin to expire in fiscal 2003.

Fiscal Year Ended December 27, 1998 Compared to Fiscal Year Ended December 28, 1997

Restaurant Sales. Restaurant sales increased by $19.5 million, or 102.2% to $38.5 million in fiscal 1998 from $19.0 million in fiscal 1997. The increase was attributable to restaurant sales of $9.8 million at new restaurants opened in fiscal 1998 and to increased sales at restaurants open prior to fiscal 1998. Comparable restaurant sales increased by 13.3% in fiscal 1998, primarily as a result of an increase in guest visits of approximately 7%, a price increase of approximately 3% in July of 1998 and increased sales of daily specials. The price increase and sales of daily specials resulted in an increase in the average check per guest to $20.00 in fiscal 1998 from $18.80 in fiscal 1997.

Product. Product cost increased by $5.4 million to $10.9 million in fiscal 1998 from $5.5 million in fiscal 1997. Product cost as a percentage of sales decreased to 28.3% in fiscal 1998 from 29.0% in fiscal 1997. This reduction was a result of management's efforts to reduce the cost of food products and improve margins. We entered into an agreement with a national food distributor which reduced our food product costs beginning in the second quarter of fiscal 1997. We also sought to increase the percentage of daily specials that are sold at the restaurants.

Labor. Labor costs increased by $5.9 million to $12.4 million in fiscal 1998 from $6.5 million in fiscal 1997. Labor costs decreased as a percentage of sales to 32.1% in fiscal 1998 from 34.0% in fiscal 1997. This decrease resulted from a reduction in hourly labor to 18.3% of restaurant sales in fiscal 1998 from 19.0% in fiscal 1997. This decrease in hourly labor resulted from lower average wage cost due to the opening of new restaurants in states that allow tip credit toward minimum wage requirements. The decrease in labor as a percentage of sales from fiscal 1997 to fiscal 1998 also resulted from improved management of hourly staff levels, particularly during new restaurant openings.

Direct and Occupancy. Direct and occupancy costs increased by $4.3 million to $8.1 million in fiscal 1998 from $3.8 million in fiscal 1997. Direct and occupancy costs increased as a percentage of sales to 21.0% in fiscal 1998 from 19.7% in fiscal 1997. This increase was a result of the higher occupancy costs in our California restaurants opened in the last half of fiscal 1997 and during fiscal 1998.

Depreciation and Amortization. Depreciation and amortization expenses increased by $836,000 to $1,617,000 in fiscal 1998 from $781,000 in fiscal 1997. This increase was the result of depreciation recognized on capital expenditures for new restaurants.

General and Administrative. General and administrative expenses increased by $1.8 million to $5.6 million in fiscal 1998 from $3.8 million in fiscal 1997. General and administrative expenses decreased as a percentage of sales to 14.5% in fiscal 1998 from 19.8% in fiscal 1997. This increase in dollars was primarily the result of the addition of management personnel in fiscal 1997 and fiscal 1998, resulting in $600,000 of additional compensation and benefits, $300,000 of additional travel expenses and an increase in legal fees of $600,000.

Preopening Costs. Preopening costs increased by $400,000 to $1.9 million in fiscal 1998 from $1.5 million in fiscal 1997, including the cumulative effect of the change in accounting principle related to preopening expenses, due to the greater number of restaurants that were opened or under development in fiscal 1998 compared to fiscal 1997.

Interest (Income) Expense. Net interest expense increased by $539,000 to $1,036,000 in fiscal 1998 from $497,000 in fiscal 1997 due to an increase in our long-term debt.

Provision for Income Taxes. The provision for income taxes for fiscal 1998 and fiscal 1997 represents certain minimum state taxes based upon taxable factors other than earnings and a minor charge for federal taxes primarily related to deferred income taxes. We did not record a tax benefit in fiscal 1998 or fiscal 1997 for the losses generated in previous years as utilization of these losses in future periods was not deemed more likely than not. The expected income tax benefit derived by applying the statutory income tax rate has been eliminated as a result of an increase in the deferred income tax asset valuation allowance.

Quarterly Results

Our quarterly operating results will fluctuate significantly as a result of a variety of factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. In the past, we have experienced significant variability in preopening costs from quarter to quarter. These fluctuations are primarily a function of the timing of restaurant openings. We typically incur the most significant portion of preopening costs associated with a given restaurant in the three months prior to its opening. In addition, our experience to date has been that labor and direct and occupancy costs associated with a newly opened restaurant for the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs and labor and direct and occupancy costs.

Liquidity and Capital Resources

Prior to fiscal 1999, we had incurred significant net losses, primarily due to restaurant development and the costs of hiring senior management to develop and implement our expansion strategy. In the past, we generated income from our restaurant operations, but incurred aggregate net losses of $6.1 million through December 26, 1999. We have funded our capital requirements through sales of equity securities, debt financing and sale-leaseback arrangements. Net cash provided by operating activities was $8.6 million in fiscal 1999 versus $338,000 in fiscal 1998. We expect to continue to generate cash from operating activities in future periods.

We use cash primarily to fund the development and construction of new restaurants. Capital expenditures were $39.1 million in fiscal 1999 compared with $17.9 million in fiscal 1998. We opened 15 restaurants in fiscal 1999 and eight restaurants in fiscal 1998. Each new restaurant is expected to require, on average, a total cash investment of between $1.0 million and $1.5 million, excluding preopening costs expected to range from $175,000 to $210,000. To date, the majority of our restaurants have been renovations of existing facilities ranging in size from 4,500 to 10,400 square feet. We anticipate that future restaurants will typically range in size from 7,000 to 9,000 square feet. In 1999, we built six restaurants based upon our prototype designs. These designs are expected to require between $1,500,000 and $2,000,000 in total cash investment per restaurant. This investment represents an incremental $500,000 increase over the historical cash investment for remodeled restaurants. However, the rental cost on these restaurants is also significantly lower than on remodeled restaurants as our lease costs relate to the land only and not the building. We have in the past and we may in the future acquire the land for our restaurants. The cost of any land purchases is not included in the cash investment amounts above. In the future we may refinance any purchases of land or buildings through sale-leaseback transactions. We cannot predict whether this financing will be available when needed or on terms acceptable to us.

Net cash provided by financing activities was $28.2 million in fiscal 1999 compared with $15.8 million in fiscal 1998. Financing activities in fiscal 1998 and 1999 consisted primarily of sales of equity securities and debt financing. Upon completion of our initial public offering in April 1999, we obtained approximately $34.3 million in net proceeds. A portion of the proceeds was used to repay our $7.0 million term loan and $2.0 million in line of credit borrowings. The remaining proceeds were used to fund operations, additional restaurants and other corporate purposes.

We have a $15 million line of credit with US Bank, Bank of America and Fleet National Bank. As of March 15, 2000, we had $8.0 million in outstanding borrowings on our line. The line of credit expires in September 2001. The borrowing rate on the line of credit is the lower of US Bank's reference rate or LIBOR plus 1.875% to 2.375% (8.0% to 8.5%), dependent upon our meeting certain financial ratios. We are required to pay 0.25% to 0.5% on all unused line of credit funds. The credit agreement contains covenants that place restrictions on sales of properties, transactions with affiliates, creation of additional debt and other customary covenants. Borrowings under the credit agreement are collateralized by substantially all of our assets. We are currently negotiating with our lenders to increase the amount of our line of credit to $20 million. We cannot predict whether our existing lenders will ultimately agree to an increase.

Our capital requirements, including development costs related to the opening of additional restaurants, have been and will continue to be significant. We will need substantial capital to finance our expansion plans, which require funds for capital expenditures, preopening costs and initial operating losses related to new restaurant openings. The adequacy of available funds and our future capital requirements will depend on many factors, including the pace of expansion, the costs and capital expenditures for new restaurant development and the nature of contributions, loans and other arrangements negotiated with landlords. Although we can make no assurance, we believe that cash flows from operations together with the net proceeds from this offering and our available borrowings will be sufficient to fund our capital requirements through at least the year 2001. To fund future operations, we will need to raise additional capital through public or private equity or debt financing to continue our growth. In addition, we may from time to time consider acquiring the operations of other restaurants. The sale of additional equity or debt securities could result in additional dilution to our shareholders. We cannot predict whether additional capital will be available on favorable terms, if at all.

Inflation

The primary factors affecting our operations are food and labor costs. A large number of our restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect our labor costs. To date, inflation has not had a material impact on our operating results. See""Business--Government Regulation" for a discussion of the effects of changes in applicable minimum wage requirements.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risk from changes in interest rates on borrowings under our revolving line of credit that bears interest from time to time at the lower of the lending bank's reference rate or LIBOR plus 1.875% to 2.375%. Because we do not believe that changes in interest rates from the maximum available borrowings under the revolving line of credit are material, we do not believe this risk will be material. As of March 15, 2000, we had $8.0 million in borrowings outstanding on our revolving line of credit.

We have no derivative financial instruments or derivative commodity instruments in our cash and cash equivalents and marketable securities. We invest our cash and cash equivalents and marketable securities in investment grade, highly liquid investments, consisting of money market instruments, bank certificates of deposit, overnight investments in commercial paper, and short term government and corporate bonds.

Many of the food products purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors which are outside our control. To control this risk in part, we have fixed price purchase commitments with terms of one year or less for food and supplies from vendors who supply our national food distributor. In addition, we believe that substantially all of our food and supplies are available from several sources, which helps to control food commodity risks. We believe we have the ability to increase menu prices, or vary the menu items offered, if needed in response to a food product price increases. To compensate for a hypothetical price increase of 10% for food and supplies, we would need to increase menu prices by an average of 3%, which is consistent with our average price increase of 2% in fiscal 2000, 3% in fiscal 1998 and 2% in fiscal 1997. Accordingly, we believe that a hypothetical 10% increase in food product costs would not have a material effect on our operating results.

                                    BUSINESS

Overview

BUCA, Inc. owns and operates 39 full service, dinner-only restaurants under the name BUCA di BEPPO. Our restaurants offer high quality, immigrant Southern Italian cuisine served family-style in large portions in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants.

Our Business Strategy

Our objective is to become the dominant family-style, immigrant Southern Italian restaurant in each of our markets. To achieve our objective, we have developed the following strategies:

Offer Vital, Vibrant and Powerfully Flavored Food. BUCA di BEPPO restaurants feature foods with the pure, powerful flavors of the immigrant Southern Italian kitchen. Our BUCA di BEPPO 1893 salad, for example, combines a large bed of greens with olives, two kinds of cheese, mortadella, pepperoni, peperoncini, onions, cucumbers and tomatoes. Our chicken vesuvio features fresh, tender chicken, seasoned with oregano, sauteed with spicy Italian sausage and tossed in a sauce of olive oil, sweet white wine, garlic, chunks of tomato, broccoli, red onion and white cannellini beans. For dessert, our cannoli's three crispy shells are covered with powdered sugar and filled with a thick, creamy ricotta and sweet mascarpone, sprinkled with pistachios and covered in chocolate sauce.

Create a Fun, Energetic, Destination Dining Experience. BUCA di BEPPO promotes a fun, irreverent and socially interactive atmosphere. The family-style, participatory dining format, "kitschy" decor, unique restaurant layouts, and festive atmosphere all combine to make our restaurants entertaining and fun for guests. We believe that this atmosphere results in BUCA di BEPPO restaurants being a destination for diners who will seek out our restaurant locations and is attractive for a wide variety of dining occasions, including weekend evenings, business occasions, family celebrations as well as regular weeknight dining.

Provide Superior Dining Value. Our restaurants provide high quality, moderately priced food in oversized portions. We believe that the generous portions, combined with an average check per guest in fiscal 1999 of approximately $20.00, including beverages, offer our guests exceptional value. We reinforce this value by encouraging guests to take home their extra food in our logo-bearing BUCA Bags, allowing guests to enjoy an additional BUCA meal at home.

Achieve Excellent Restaurant Economics. We believe that our restaurants provide superior unit level economics. During fiscal 1999, our restaurants with at least two full years of operating history generated average restaurant sales of approximately $3.2 million and average cash flow of approximately $785,000, or 24.5% of restaurant sales.

Leverage Our Paisano Partners Program. We believe that our Paisano Partners program, in which restaurant general managers purchase BUCA stock, receive stock options and share in their restaurant's profits, enables us to attract and retain experienced and high caliber managers. We believe this program motivates our Paisanos to achieve significantly greater operating efficiencies, results in lower turnover and contributes to our superior unit level economics.

Pursue Rapid but Disciplined Restaurant Expansion. Since fiscal 1997, BUCA has pursued a rapid but disciplined restaurant development strategy. Our current development plan is to open 17 new restaurants in fiscal 2000, of which five are already open, eight are under construction and the remaining four have signed leases.

Create a Passionate Culture of Service. We foster a passionate culture of guest service among our employees by emphasizing consideration of the guest first in all decisions. From the moment a guest walks in the front door, the BUCA di BEPPO experience is enhanced by a high level of guest service provided by a knowledgeable, energetic staff. Servers are trained to introduce guests to the BUCA di BEPPO concept, explain the menu and encourage guest interaction. The Paisano also interacts with guests to make them feel welcome and is responsible for ensuring their satisfaction with the dining experience.

The BUCA di BEPPO Concept

The BUCA di BEPPO concept irreverently exaggerates the cliches of traditional post-War neighborhood Italian/American restaurants but also pays tribute to and emulates their reverence for food, vibrant atmosphere, colorful decor and high degree of social interaction. The innovation of this concept has attracted national attention as evidenced by 17 "best of" designations in variety of readers' polls across the U.S., a 1999 write-up in Gourmet Magazine, a 1998 "Hot Concepts!" award from Nation's Restaurant News, and numerous awards in our local markets.

Powerfully Flavored High Quality Food. We believe that the authenticity, quality and consistency of our food is the most important component of our long-term success. In contrast to the levity of our decor and ambiance, we take menu development and food preparation very seriously. Our menu is based on authentic family recipes enjoyed for generations in the villages of Southern Italy and then adapted to American ingredients. We make regular trips to Southern Italy and Sicily to find new recipes for our menu that are then extensively tested and refined before introduction in our restaurants.

Some of our most popular menu items include the BUCA di BEPPO 1893 salad, chicken cacciatore, spaghetti with half-pound meat balls, eggplant parmigiana, ravioli al pomodoro, veal marsala, garlic mashed potatoes, pizza arrabiatta and tiramisu. Our foods, often seasoned with garlic and served with vine-ripened tomatoes, communicate the pure, powerful flavors of the immigrant Southern Italian kitchen. We also offer daily specials centered around a genre of Southern Italian cooking called "cucina di povera," which translates as "cuisine of the poor." We believe that our daily specials play a vital role in keeping the menu fresh and allow us to test prospective permanent menu items. In fiscal 1999, daily specials accounted for approximately 16% of restaurant sales.

To ensure that the food we are serving is of consistently high quality, we have developed extensive quality control practices. For example, every member of our kitchen staff must participate in a thorough training program. We also have strict specifications that ensure only high quality ingredients are used in our food. A kitchen manager at each restaurant is responsible for making a final check of each item to assure it meets our high quality standards before it leaves the kitchen.

Our menu pricing is consistent within a market, but may differ slightly from one market to the next. Menu entrees range in price from $9.95 to $19.95 and are designed to be shared by the entire party at the table. The average check per guest in fiscal 1999 was approximately $20.00, including beverages. In fiscal 1999, alcoholic beverages, primarily table wine, accounted for approximately 26% of total restaurant sales from restaurants with at least one full year of operating history. Alcoholic beverage sales as a percentage of total restaurant sales from restaurants open at least two years increased to 27.5% in fiscal 1999 from 27.2% in fiscal 1998.

Family-Style Serving and Ambiance. BUCA di BEPPO restaurants' oversized portions, served family-style on large platters, are designed to overwhelm guests with an abundance of high quality food. An order of our spaghetti and meatballs, for example, features 2.5 pounds of pasta and three half-pound meatballs, covered by a pound of marinara sauce. Our chicken cacciatore consists of a whole chicken served on two pounds of garlic mashed potatoes, ladled with cacciatore sauce and weighs seven pounds. Guests can enjoy their meal with bottles of Italian table wine of up to five liters in size.

In family-style serving, each item is shared by the entire table, which encourages guests to interact and enjoy the meal together. We locate menu boards on our restaurant's walls instead of distributing individual menus, encouraging guests to wander from their seats to read the menu. Guests take note of what other tables have ordered and may interact with other parties. We believe the fun and socially interactive dining experience typical of a meal at one of our restaurants differentiates us from our competitors and promotes guest loyalty from a wide range of guests. We maintain a policy of serving dinner-only which reinforces our family-style concept.

We believe that serving guests family-style offers us a competitive advantage. Because larger portions are more efficient to produce and serve, cost savings are passed along to the guest. Furthermore, by exclusively serving larger portions, we are able to consistently and emphatically make a value statement to our guests.

We also believe that our family-style portions are well suited for carry-out service. Our recently opened restaurants have, and we expect that future restaurants will have, dedicated carry-out facilities, which we consider to be an additional feature of our restaurants rather than a primary focus. We do not actively promote this feature and carry-out sales represented less than 2% of total sales during fiscal 1999.

Irreverent Decor and Unique Layout. Our restaurants are designed with an irreverence that exaggerates the cliches of traditional post-War Italian/American neighborhood restaurants. Our restaurant exteriors are typically clad in faux flagstone and painted Tuscan red, feature flashing bare bulb signage, statuary, fake flowers and humorous neon window signs promising "elegant dining," "sanitary bathrooms" and "air conditioning." Our restaurant interiors are decorated with hundreds of vintage photos of Italian and Italian/American families and celebrities, bright strings of Christmas lights displayed year-round and numerous other icons of Italian heritage. Boxes of pasta, cans of olive oil and roasted peppers and jugs of wine fill window sills and shelves throughout our restaurants. Lively music from classic artists such as Frank Sinatra and Dean Martin adds to the fun and energetic atmosphere. The combined effect of these exaggerated cliches is a lighthearted, tongue-in-cheek, "kitschy" atmosphere that makes BUCA di BEPPO restaurants fun and entertaining destinations.

The individual layout of each BUCA di BEPPO restaurant in a market is unique. The restaurant's collection of individual dining rooms provide a variety of seating possibilities. We believe that this individuality reinforces the image of BUCA as a collection of quirky neighborhood restaurants. In most of our restaurants, for example, guests must pass through the kitchen before being seated. Some elements such as the signage, menu and service are consistent throughout all restaurants. All restaurants feature a visible pizza kitchen, several distinct dining rooms and a bar that is used primarily as a waiting area.

BUCA di BEPPO restaurants are designed to accommodate groups, with a predominance of tables seating four to six guests and many tables seating parties of eight or more. Additionally, most locations feature a "Pope's Table" and a "Kitchen Table." The Pope's Table is a large table that seats 16 to 20 people and occupies a marquee location in the restaurant. The Kitchen Table seats six to ten people in the heart of the restaurant's loud and boisterous kitchen, providing the ultimate BUCA di BEPPO experience.

Exemplary Guest Service. At BUCA, we are committed to guest satisfaction. From the moment guests walk in the door, they are treated as part of the BUCA di BEPPO family. The server ensures that first-time guests understand the BUCA di BEPPO family-style servings and provides an explanation of the menu, if necessary. When guests are ordering, our server highlights the daily specials and helps them determine an appropriate amount of food to order. We emphasize to our employees that they should consider the guest first in all decisions they make. The restaurant's Paisano Partner interacts with guests to make them feel welcome and is responsible for ensuring their satisfaction with the dining experience. We also contract with an independent company to send its personnel to dine in each of our restaurants unannounced at least twice each month. After each visit, these anonymous diners issue a written report with both subjective impressions and objective grading of our restaurants in several operational areas.

Unit Level Economics

For fiscal 1999, our restaurants with at least two full years of operating history generated average restaurant sales of approximately $3.2 million. For fiscal 1999, these mature restaurants generated average cash flow of approximately $785,000, or 24.5% of restaurant sales, and average restaurant operating income of approximately $680,000, or 21.2% of restaurant sales. We currently lease the land and building at 30 of our restaurant locations and plan to lease most of our future restaurant sites. Of our remaining restaurant locations, we lease the land and own the building at six and own the land and building at three. For fiscal 1999, our cash investment per restaurant averaged approximately $190 per square foot on an average of 8,400 square feet and for the five restaurants we have opened to date in 2000, our cash investment per restaurant averaged approximately $175 per square foot on an average of 8,200 square feet. The computation of our cash investment per restaurant excludes preopening costs, building costs and land purchase costs to provide for an evaluation of individual unit investment costs without the variability introduced by different forms of financing and ownership (i.e. purchased and financed versus leased). During fiscal 1999, preopening costs averaged approximately $225,000 per restaurant and for the five restaurants opened to date in fiscal 2000 our preopening costs averaged approximately $185,000 per restaurant. For the nine restaurants at which we own the building, our estimated average building costs were approximately $400,000, and for the three restaurants for which we own the land, our average land purchase costs were approximately $900,000. Individual unit investment costs in the future could vary due to a variety of factors, including competition for sites, location, construction costs, unit size and the mix of conversions, build-to-suit and leased locations.

Our current restaurants range in size from 4,500 to 10,400 square feet and have approximately 170 to 375 seats. We anticipate that future restaurants will typically range in size from 7,000 to 9,000 square feet and have approximately 250 to 350 seats. From time to time, we have expanded the size of existing restaurants to meet demand.

Current Restaurant Locations

We currently own and operate the following 39 restaurants, located in 24 markets:

Location                                        Date Opened   Square Feet Seats
--------                                       -------------- ----------- -----
Minneapolis, Minnesota........................ July 1993         4,465     172
St. Paul, Minnesota........................... May 1994          9,991     375
Eden Prairie, Minnesota....................... June 1995         8,025     230
Milwaukee, Wisconsin.......................... November 1995     9,210     293
Palo Alto, California......................... July 1996         5,192     197
Seattle, Washington........................... November 1996     8,213     328
Chicago, Illinois............................. May 1997          5,340     185
Wheeling (Chicago), Illinois.................. May 1997          6,426     225
San Francisco, California..................... August 1997       6,393     202
Lynnwood, Washington.......................... November 1997     6,890     262
Pasadena, California.......................... December 1997     6,739     250
Indianapolis, Indiana......................... February 1998     7,678     326
Encino (Los Angeles), California.............. March 1998        6,080     248
Redondo Beach (Los Angeles), California....... June 1998         6,152     272
Lombard (Chicago), Illinois................... July 1998         8,278     328
Scottsdale, Arizona........................... October 1998      8,230     298
Burnsville, Minnesota......................... November 1998     7,340     312
Westlake (Cleveland), Ohio.................... November 1998     9,430     256
Lenexa (Kansas City), Kansas.................. December 1998     7,494     298
Louisville, Kentucky.......................... January 1999      8,315     244
Claremont (Los Angeles), California........... April 1999       10,174     330
Cheektowaga (Buffalo), New York............... May 1999          8,025     252
Columbus, Ohio................................ May 1999          8,357     252
Washington, D.C. ............................. May 1999          9,050     306
Livonia (Detroit), Michigan................... June 1999         7,713     246
Daytona Beach, Florida........................ July 1999         7,621     246
Des Moines, Iowa.............................. July 1999         7,655     246
Campbell (San Jose), California............... September 1999    7,909     266
Sacramento, California........................ September 1999    8,279     289
Castleton (Indianapolis), Indiana............. September 1999    7,880     272
Jenkintown (Philadelphia), Pennsylvania....... October 1999      8,145     256
Denver, Colorado.............................. October 1999     10,050     246
Brea (Los Angeles), California................ November 1999     7,594     248
Chandler (Phoenix), Arizona................... December 1999     7,500     257
Summerlin (Las Vegas), Nevada................. January 2000      7,875     254
Maitland (Orlando), Florida................... January 2000      7,934     249
Tampa, Florida................................ February 2000     8,610     282
Albany, New York.............................. February 2000    10,365     250
Ft. Lauderdale, Florida....................... March 2000        7,570     242

We expect that twelve additional restaurants will open during the remainder of fiscal 2000. Construction has commenced on eight of these sites, one each at Universal Studios in Los Angeles, California; Las Vegas, Nevada; Philadelphia, Pennsylvania; San Diego, California; Chicago, Illinois; Miami, Florida; Pittsburgh, Pennsylvania; and Dallas, Texas. In addition, we have 12 signed leases for future sites, including four sites we expect to open in fiscal 2000. We are currently negotiating additional leases for potential future locations.

Expansion Strategy and Site Selection

Beginning in fiscal 1997, following the hiring of Joseph P. Micatrotto as our President and CEO, we accelerated our rate of restaurant expansion. Mr. Micatrotto previously had been instrumental in the expansion of two national restaurant chains, Chi-Chi's Mexican Restaurants and Panda Express. Today we are focused on growing our restaurant base in a rapid but disciplined manner. We intend to open 17 new restaurants in fiscal 2000, of which five are already open, eight are under construction and the remaining four have signed leases. By the end of fiscal 2000, we plan to have 51 restaurants open in 29 markets. We intend to continue expanding BUCA primarily in metropolitan markets of the United States with a population of at least 800,000 which we believe can support multiple BUCA di BEPPO restaurants. However, we believe that our experience in our Des Moines, Iowa, restaurant indicates our ability also to expand into smaller markets. We believe that the majority of our future growth will come from opening new restaurants. We will, however, evaluate opportunities to acquire other restaurant operations, but we do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition.

We have designated teams of employees that are responsible for opening new restaurant locations, including kitchen personnel and other individuals who are trained as hosts, servers, bartenders and managers. Our training programs enable us to promote existing employees and managers as new restaurants open. We believe that through our training programs and the hiring of outside personnel we will be able to support our expansion strategy.

We believe that our concept is extremely flexible and can be successfully operated in a number of different settings. While our restaurants typically share common interior decor elements, the layouts of our restaurants differ to accommodate different types of buildings and different square footage of available space. We have located our restaurants in both urban and suburban areas with equal success. Our restaurants have been successfully opened both as freestanding structures and as tenants in larger multi-purpose buildings. To date, the majority of our restaurant sites involved the remodeling of existing structures. To develop efficiencies and to increase flexibility with respect to locations, we have developed prototype designs for new construction. We opened six restaurants using these prototype designs in six different markets in fiscal 1999. In future years, we expect to open a mix of prototype restaurants and renovations that is comparable to the mix in fiscal 1999.

We believe that a restaurant's location is a critical factor in determining its success. Accordingly, we thoroughly analyze each prospective site before signing a lease. Restaurant sites must be approved by the Real Estate Site Approval Committee, consisting of three outside directors, our CEO, CFO, COO, Vice President of Marketing and the prospective Divisional Vice President. As a dinner-only concept, we are most concerned about locating restaurants close to areas where our guests typically spend their evening hours. The criteria we consider when selecting a site include: the site's visibility, traffic patterns, general accessibility and availability of suitable parking, competition within the site's trade area, availability of restaurant-level employees and proximity of shopping, entertainment activities, office parks, and tourist attractions. In general, we prefer to open our restaurants within larger metropolitan areas with higher population densities and above-average household incomes.

Operations

Restaurant Management. Our ability to effectively manage restaurants over a diverse geographic area will continue to be critical to our overall success. We currently have six Divisional Vice Presidents of Operations who report directly to the Chief Operations Officer. Each Divisional Vice President is expected to effectively manage up to 15 restaurants. Our Divisional Vice Presidents supervise each Paisano within his or her territory with the goal of achieving an expected return on investment through the successful implementation and operation of the BUCA di BEPPO concept. We believe that our Divisional Vice Presidents can accomplish this broad supervisory task in large part because of the experience and high caliber of our Paisano Partners. In addition, because we are a dinner-only concept, the number of meal shifts that the Paisano Partner and, indirectly, the Divisional Vice President, must supervise are approximately one-half of most restaurants in the industry. The typical restaurant management team consists of the Paisano Partner, Kitchen Manager, Assistant General Manager and Assistant Kitchen Manager. Under the Paisano Partners program, this management team receives a percentage of incremental restaurant cash flow after their restaurant achieves certain minimum performance levels. Each member of our restaurant management team is cross-trained in all operational areas. As we grow our restaurants and expand geographically, we expect to add additional Divisional Vice Presidents.

Recruiting. We actively recruit and select individuals who share our passion of guest service. Testing and multiple interviews are used to aid in the selection of new employees at all levels. We have developed a competitive compensation plan for restaurant management that includes a base salary, competitive benefits package including a 401(k) plan, and participation in a management incentive plan that rewards the restaurant management team for achieving performance objectives. All of our employees are entitled to discounted meals at our restaurants; in addition, all restaurant employees are invited to the daily pre-shift meal held at each restaurant. We also enjoy the recruiting advantage of being a one-meal-period-only restaurant concept, which provides employees with a more regular schedule than they might have at other restaurant concepts. In addition, because they are working only a dinner shift, where tips are usually greater than other meals, servers realize better per hour compensation than most other multiple meal concepts. It is our policy to promote from within, but we recognize the need to supplement this policy with outside recruiting at this stage of our growth and as new markets are opened.

Training. We provide all new employees with intensive training to ensure they are provided with the tools to excel in their position. This training encompasses classroom instruction, on-the-job training programs for each position, and testing of the new employee's progress at pre-determined stages within the training schedule. Each new member of the restaurant management team participates in a 12-week training program All management employees receive kitchen training. Beginning in the summer of 1999, all field management employees complete a minimum of one week of training at "Buca University." Buca University is a training program held in Minneapolis, Minnesota. This program combines hands-on training conducted in the four restaurants in the Minneapolis market with classroom instruction from each of the various home office departments. In addition to the formal training programs, we maintain detailed operating procedure manuals, standards, controls, food line management systems and a food culture book to complement the training received at all levels.

Operational Control Systems. All of our restaurants use personal computer systems integrated with management systems to monitor restaurant sales, product costs and labor costs on a daily basis. Financial controls are maintained through a centralized accounting system, which includes a sophisticated theoretical food cost program and a labor scheduling and tracking program. Physical inventories of food and beverage items are taken on a weekly basis. Daily, weekly and monthly financial information is provided to management for analysis and comparison to our budget and to comparable restaurants. We closely monitor restaurant sales, cost of sales, labor and other restaurant trends on a daily, weekly and monthly basis. We believe that our current systems are adequate for our planned expansion strategy.

Hours of Restaurant Operation. BUCA di BEPPO restaurants are open seven days a week for dinner only, typically opening at 5:00 p.m. during the week and 4:00 p.m. on the weekends and closing at the Paisano's discretion, typically 10:00 p.m. on weekdays and 11:00 p.m. on weekends. Additionally, our restaurants open at noon on selected holidays. At selected locations our restaurants serve dinner all day on Sunday beginning at noon.

Marketing

Our marketing strategy is to communicate the BUCA di BEPPO brand through many creative and non-traditional avenues. We focus our efforts on getting people in the local community, particularly civic, business and media leaders, to talk about the BUCA di BEPPO experience. During fiscal 1999, we spent an aggregate of

2.4% of restaurant sales on marketing efforts. We expect to continue investing approximately 2% to 3% of restaurant sales in marketing efforts in the future, primarily in connection with the opening of new restaurants.

In connection with new restaurant openings, we contract with local public relations firms to assist us in establishing and sustaining the BUCA di BEPPO brand. By organizing events like pre-opening parties and concierge dinners, these firms focus primarily on introducing BUCA di BEPPO restaurants to opinion leaders, such as civic and media personalities, and to hospitality industry leaders such as key hotel staff, meeting planners and convention and visitors bureau representatives.

We sustain restaurant awareness primarily through unpaid media exposure and word-of-mouth advertising, including grassroots neighborhood marketing efforts, primarily by the Paisano Partner. BUCA di BEPPO restaurants have achieved particular success by delivering a sample of menu items to drive-time radio personalities and morning television hosts, earning free media exposure, and often invitations for scheduled return engagements, while developing relationships with high-profile media personalities.

To reinforce our image as a collection of unique neighborhood restaurants, the Paisano Partner works diligently to establish a community presence. Through ongoing neighborhood marketing efforts, supported by our marketing department, the Paisano Partner establishes relationships with area businesses and residents, participates in high-profile events and festivals, and takes advantage of opportunities to introduce area residents and workers to the restaurant. Because of their credibility as local business owners and community members, Paisano Partners play an integral role in establishing BUCA di BEPPO in the neighborhood.

We engage to a limited extent in paid advertising, including billboards, radio spots, and newspaper and magazine ads. We also utilize a variety of printed marketing materials, including restaurant location brochures, hotel concierge cards, take-out menus and direct mailings. Typical themes in these materials include: "Recorded Music in Every Room," "Cocktails in the Lounge and at Your Table" and "Vinyl Booths Mean No Static Cling For the Ladies." All marketing communications work to establish each of our restaurants as an irreverent, distinct, casual and welcoming neighborhood immigrant Southern Italian restaurant.

Purchasing

We endeavor to obtain high quality menu ingredients and other supplies and services for our operations from reliable sources at competitive prices. To this end, we continually research and evaluate various ingredients and products in an effort to maintain the highest quality and to be responsive to changing consumer tastes. Our centralized purchasing staff, under the direction of our Vice President of Purchasing, procures the products specified by our Food and Beverage Department, specifies the products to be used at our restaurants, designates the vendors and provides suppliers with detailed ingredient specifications. To maximize purchasing efficiencies and to provide for the freshest ingredients for our menu items, each restaurant's management determines the quantities of food and supplies required. To obtain the lowest possible prices for the required high quality and consistency, each restaurant orders items primarily from our national food distributor, SYSCO Corporation, on terms negotiated by our centralized purchasing staff. We believe that all essential food and beverage products are available from several qualified suppliers at competitive prices should an alternative source be required.

Competition

The restaurant industry is intensely competitive. We compete on the basis of taste, quality, and price of food offered, guest service, location, ambiance and overall dining experience. We have many well established competitors, both nationally and locally owned Italian and non-Italian concepts, with substantially greater financial resources and a longer history of operations than we do. Their resources and market presence may provide advantages in marketing, purchasing and negotiating leases. We compete with other restaurant and retail establishments for sites. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of food served by, competing restaurants could adversely affect our business as could the unavailability of experienced management and hourly employees.

Our History

The BUCA di BEPPO concept was created in Minneapolis in 1993 by our founder, Philip A Roberts, and originally operated by a company owned by Mr. Roberts, Don W. Hays and Peter J. Mihajlov. On December 31, 1994, this company was acquired by Parasole Restaurant Holdings, Inc., a diversified restaurant company operating in the Minneapolis/St. Paul metropolitan area. Mr. Roberts, Mr. Hays and Mr. Mihajlov are the principle shareholders of Parasole. From January 1995 through September 1996, BUCA operated as a wholly owned subsidiary of Parasole. On September 30, 1996, we were spun-off from Parasole through a share dividend of our common stock pro rata among the Parasole shareholders to create a better vehicle for obtaining financing for our expansion plans. See "Certain Relationships and Related Transactions" for a discussion of the relationship between us and Parasole and with Mr. Roberts, Mr. Hays and Mr. Mihajlov.

Properties

We currently lease the land and building at all but nine of our restaurant locations. Of those nine, we lease the land and own the building at six and own the land and building at three. Current restaurant leases have expiration dates ranging from 2003 to 2018, with all of the leases providing for an option to renew for a minimum of one additional five-year term.

Employees

At December 26, 1999, we had 2,500 employees. 50 served in administrative or executive capacities, 155 served as restaurant management personnel, and the remainder were hourly restaurant personnel.

None of our employees are covered by collective bargaining agreements, and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be very good.

Intellectual Property

We have registered the servicemarks "BUCA" and "BUCA di BEPPO" with the United States Patent and Trademark Office. We believe that our trademarks and other proprietary rights have significant value and are important to the marketing of our restaurant concept. We have in the past and expect to continue to vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly. In addition, other local restaurant operations with names similar to those we use may try to prevent us from using our marks in those locales.

Government Regulations

Our restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities are licensed and subject to regulation under state and local fire, health and safety codes.

Each of our restaurants is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect that restaurant and our ability to obtain such a license elsewhere.

We are subject to "dram-shop" statutes in the states in which restaurants are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, which we believe is consistent with coverage carried by other entities in the restaurant industry. Although we are covered by insurance, a judgement against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

Our operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of hourly personnel at our restaurants are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant industry in general. We are also subject to the Americans With Disability Act of 1990, which, among other things, may require certain renovations to its restaurants to meet federally mandated requirements. The cost of these renovations is not expected to materially affect us.

Legal Proceedings

From time to time, we are a defendant in litigation arising in the ordinary course of our business, including claims resulting from "slip and fall" accidents, claims under federal and state laws governing access to public accommodations, employment-related claims and claims from guests alleging illness, injury or other food quality, health or operational concerns. To date, none of such litigation, some of which is covered by insurance, has had a material effect on us.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

Set forth below is certain information concerning our executive officers, directors and key employees:

  Name                   Age                    Position with Company
  ----                   --- ------------------------------------------------------------
  Joseph P.
   Micatrotto(/1/)        48 President, Chief Executive Officer and Chairman of the Board
  Greg A. Gadel           40 Chief Financial Officer, Treasurer and Secretary
  Leonard A. Ghilani      38 Chief Operations Officer
  Philip A. Rob-
   erts(/1/)(/2/)         60 Director
  Peter J. Mihajlov(/3/)  59 Director
  Don W. Hays(/2/)        57 Director
  John P. Wha-
   ley(/2/)(/3/)          46 Director
  David
   Yarnell(/1/)(/3/)      44 Director
  Paul Zepf(/2/)          34 Director
  James Cowler            42 Divisional Vice President
  Daniel E. Durenberger   32 Divisional Vice President
  Joseph J. Kohaut        35 Divisional Vice President
  John Mihajlov           30 Divisional Vice President
  Anthony Penn            41 Divisional Vice President
  Joseph J. Talarico      44 Divisional Vice President
  John J. Motschenbacher  37 Vice President of Finance and Purchasing
  Robert R. Parent        51 Vice President of Development
  Jennifer Percival       40 Vice President of Family Relations
  Vittorio Renda          44 Executive Vice President of Food and Beverage
  Lane Schmiesing         43 Vice President of Marketing

--------
  (/1/)Member of executive committee.
  (/2/)Member of compensation committee.
  (/3/)Member of audit committee.

Joseph P. Micatrotto joined BUCA in 1996 as our President and Chief Executive Officer, and as a director and in July 1999 became Chairman of the Board. Mr. Micatrotto's twenty-six year career in restaurant management includes being CEO of Panda Management Company, Inc. where he led the company's expansion and president and CEO of Chi-Chi's Mexican Restaurant, Inc., where he was instrumental in its national growth. Mr. Micatrotto is active on various boards and industry groups. He currently serves on the board of directors of the National Restaurant Association and the American Beverage Institute.

Greg A. Gadel has been BUCA's Chief Financial Officer and Treasurer since 1997 and its Secretary since 1998. Prior to joining BUCA, Mr. Gadel was CFO for the 32-unit restaurant chain, Leeann Chin. In addition he previously was vice president and controller for the largest Chi-Chi's franchisee, Consul Corporation. He has also worked for Marriott, McDonald's and the Deloitte & Touche LLP accounting firm, and has over 16 years experience in the restaurant industry. Mr. Gadel is a member of the American Institute of Certified Public Accountants.

Leonard A. Ghilani joined BUCA in 1998 as a Divisional Vice President and was named Chief Operations Officer in 1999. He was previously with Einstein Noah Bagel Corporation where he spent two and a half years as Vice President of Operations. Prior to his employment with Einstein Noah Bagel Corporation, Mr. Ghilani worked for Chi-Chi's Mexican Restaurant, Inc., where he held several positions including Divisional Vice President, District Manager, General Manager and Kitchen Manager.

Philip A. Roberts co-founded BUCA in 1993. He has been a director since 1993 and served as Chairman of our board of directors until July 1999. Mr. Roberts is also a principal of Parasole Restaurant Holdings, Inc., which he co-founded in 1986. Mr. Roberts has been involved in the restaurant industry since 1977, when he co-founded with Mr. Mihajlov the first of several privately-held restaurant companies, which later merged to form Parasole.

Peter J. Mihajlov co-founded BUCA in 1993 and has served as a director since 1993. Mr. Mihajlov is also a principal of Parasole, which he co-founded in 1986. Mr. Mihajlov has been in the restaurant industry since 1977, when he and Mr. Roberts co-founded the first of several privately-held restaurant companies, which later merged to form Parasole. Prior to that, Mr. Mihajlov served in a variety of marketing and business management positions within The Pillsbury Company over the course of seventeen years.

Don W. Hays co-founded BUCA in 1993 and has served as a director since 1993. Mr. Hays is also a principal of Parasole, which he co-founded in 1986. Prior to that, Mr. Hays founded Hospitality Management Group, Inc. in 1977, which later merged to form Parasole. Mr. Hays has been involved in the restaurant industry since 1964, when he joined Dayton's Restaurant Division, of which he later became Director of Operations.

John P. Whaley has served as a director of BUCA since 1996. He is a partner of Norwest Equity Partners and Norwest Venture Partners, and has been a partner or officer of these and affiliated private equity investment funds since 1977. He is also a director of several privately held companies.

David Yarnell has served as a director of BUCA since 1996. He has been a Vice President of Consumer Venture Partners since June 1993. He has been a General Partner of Brand Equity Ventures since April 1997. Mr. Yarnell also serves on the board of directors of Cyberian Outpost, a publicly held company.

Paul Zepf has served as a director of BUCA since 1998. He has been a Managing Director of Centre Partners Management L.L.C., which manages Centre Capital Investors II, L.P. and related private equity investment funds, since 1995. He is also a Managing Director of Corporate Advisors, L.P., which he joined in 1989. He is a director of The Learning Company, LaSalle Re Holdings Limited, Firearms Training Systems, Inc., and Nationwide Credit, Inc.

James Cowler joined BUCA in 1999 as Divisional Vice President of the Northeast division. Prior to joining BUCA, Mr. Cowler held the position of Director of Operations of Rain Forest Cafe from 1998 to 1999. From 1993 to 1998, Mr. Cowler held the position of Vice President of Operations--Midwest for Boston Market where he was responsible for all facets of operations. Mr. Cowler has more than 20 years of restaurant industry experience.

Anthony Penn joined BUCA in 1997 as Paisano of Encino, California, and was promoted to his current position of Divisional Vice President of Southern California in 1999. From 1994 to 1997, Mr. Penn was a Managing Partner with Outback Steak House in San Diego, California, where he was responsible for opening the first Outback in the San Diego area. He brings to BUCA more than 20 years of restaurant industry experience.

Daniel E. Durenberger joined BUCA in 1993 as Paisano of the original BUCA di BEPPO restaurant in Minneapolis, Minnesota and was promoted to his current position of Divisional Vice President in 1998. From 1996 to 1998, Mr. Durenberger served as Director of Training and Team Development at BUCA. Prior to joining BUCA, he held various management positions at the Madison Hotel in Washington, D.C.

Joseph J. Kohaut joined BUCA in 1997 as a Divisional Vice President. From 1994 to 1997, Mr. Kohaut was a regional manager with Panda Management Company, Inc., where he was responsible for developing his region from five to 14 operating units. Mr. Kohaut has more than 18 years of restaurant industry experience, including general management and operations positions with Chi-Chi's and Ground Round prior to joining Panda.

John Mihajlov joined BUCA in 1995 as an Assistant Manager in our St. Paul, Minnesota restaurant, and was promoted to Paisano in 1995. In 1999 Mr. Mihajlov was promoted to Divisional Vice President of the Southeast division. Prior to joining BUCA, Mr. Mihajlov held various restaurant management positions and possesses over 15 years of restaurant industry experience.

Joseph J. Talarico joined BUCA in 1997 as a Divisional Vice President. Prior to joining BUCA, Mr. Talarico served as Vice President of Development and Training for the Chevy's Mexican Restaurant division of Pepsico from 1994 to 1997. For the 12 years prior to joining Pepsico, Mr. Talarico held several positions with Chi-Chi's, including General Manager, Area Supervisor and Vice President of Training and Development.

John J. Motschenbacher joined BUCA as Corporate Controller in 1998 and was named Vice President of Finance and Purchasing in 1999. Prior to joining BUCA, Mr. Motschenbacher held the position of Controller at Cafe Odyssey, Leann Chin and Bon Appetit. He also held various accounting positions at Consul Corporation, the largest Chi-Chi's franchisee.

Robert R. Parent joined BUCA in 1998 as Vice President of Development. He was previously with Don Pablo's, the Dallas-based division of Apple South, Inc. (renamed Avado Brands, Inc.) and operator of the 93-unit Don Pablo's Mexican restaurant chain, where he served as Senior Vice President of Development.
Mr. Parent brings 18 years of retail and restaurant site development experience to BUCA. He previously held various real estate development positions with the Red Lobster and Olive Garden casual dining restaurant chains.

Jennifer Percival joined BUCA in 1999 as Vice President of Family Resources. Ms. Percival was previously with Lufthansa Service USA Corp.'s Venice Market division, a Dallas-based company operating in-flight catering and specialty concepts, where she served as Vice President of Human Resources for the United States. Ms. Percival has more than 20 years of restaurant industry and human resources experience. Prior to her work with Lufthansa, she held various management and human resources positions with La Madeleine and TGI Friday's restaurant companies.

Vittorio Renda has been with BUCA since 1993, first as its Director of Culinary Development and since 1996 as Vice President of Food and Beverage. From 1982 to 1993, Mr. Renda served in various culinary and management roles for Parasole and its predecessor companies, with the exception of 1989-1991 when he was General Manager and Executive Chef with the DeBartolo Corporation. Mr. Renda developed his culinary skills working throughout Italy in the twelve years prior to joining Parasole. Mr. Renda was born and raised in Calabria, Italy.

Lane Schmiesing joined BUCA in 1997 as Vice President of Marketing. He was formerly with Rare Hospitality, Inc., where he spent three years as Vice President of Marketing. He brings to BUCA more than 20 years of restaurant marketing experience. He has developed award winning advertising and promotional campaigns for such brands as Dairy Queen, Bonanza Restaurants and Longhorn Steakhouses. A member of the board of directors of the Marketing Executive Group of the National Restaurant Association, he is also a frequent guest lecturer at colleges and universities on the topics of strategic marketing and brand identity.

Board of Directors; Committees

Our board of directors consists of seven members. In accordance with our Articles of Incorporation, the board is divided into three classes with staggered three-year terms. One class consists of Mr. Yarnell and Mr. Hays, whose terms expire at the annual shareholders' meeting in 2000. A second class consists of Mr. Mihajlov and Mr. Zepf, whose terms expire at the annual shareholders' meeting in 2001. A third class consists of Mr. Micatrotto, Mr. Roberts and Mr. Whaley, whose terms expire at the annual shareholders' meeting in 2002. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve for a full term of three years. This classification of the board may delay or prevent changes in our control or in our management. Pursuant to the terms of Mr. Micatrotto's employment agreement, the board is required to use its best efforts to cause Mr. Micatrotto to continue to be elected to the board as long as he is our Chief Executive Officer.

The executive committee of the board, comprised of Messrs. Micatrotto, Roberts and Yarnell, provides advice and counsel to the Chief Executive Officer regarding the day to day operations of BUCA. While the executive committee may recommend policies and actions for the board's consideration, it does not have the authority to take any action on behalf of the board.

The compensation committee of the board, comprised of Messrs. Roberts, Hays, Whaley and Zepf, is responsible for reviewing and establishing the compensation structure for our officers and directors, including salaries, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation, and is responsible for administering our 1996 Incentive Plan, the Stock Option Plan for Non-employee Directors and our Employee Stock Purchase Plan. See "Stock Incentive Plan and Stock Options" for a discussion of this plan.

The audit committee of the board, comprised of Messrs. Mihajlov, Whaley and Yarnell, is responsible for recommending to the board our independent auditors, analyzing the reports and recommendations of the auditors and reviewing internal audit procedures and controls.

Limitation of Liability and Indemnification

Pursuant to provisions of the Minnesota Business Corporation Act, we have adopted provisions in our Articles of Incorporation that provide that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors.

Director Compensation

Our directors are reimbursed for certain reasonable expenses incurred in attending board meetings. Directors who are also our employees receive no remuneration for services as members of the board of directors or any board committee. Directors who are not employed by us have received certain grants of stock options. See "Stock Incentive Plans and Stock Options" for a discussion of grants previously made to our directors.

Executive Compensation

Summary Compensation Table. The following table contains information concerning compensation for fiscal 1999 earned by our Chairman, President and Chief Executive Officer, our Chief Financial Officer and our Chief Operations Officer.

                     Fiscal 1999 Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                         Annual Compensation         Awards
                                     ---------------------------- ------------
                                                     Other Annual  Securities
              Name and               Salary   Bonus  Compensation  Underlying
         Principal Position            ($)     ($)       ($)      Options (#)
         ------------------          ------- ------- ------------ ------------
Joseph P. Micatrotto................ 309,615 100,000     --         126,666
 Chairman, President and Chief
  Executive Officer
Greg A. Gadel....................... 143,544  70,000     --          20,000
 Chief Financial Officer
Leonard A. Ghilani.................. 137,461  75,800     --          20,000
 Chief Operations Officer

Stock Option Grants Table. The following table sets forth certain information concerning all stock options granted during fiscal 1999 to the named executive officers. We did not grant any stock appreciation rights or restricted stock awards during fiscal 1999.

                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                        Annual Rates of Stock
                                                                                       Price Appreciation For
                                                                Option Term               Option Term(/2/)
                                                      -------------------------------- -----------------------
                         Number of       Percent of
                           Shares       Total Options
                         Underlying      Granted to    Exercise or
                          Options       Employees in    Base Price      Expiration
          Name            Granted           1999      ($/Share)(/1/)       Date          5% ($)     10% ($)
          ----           ----------     ------------- -------------- ----------------- ---------- ------------
Joseph P. Micatrotto....  126,666(/3/)      24.61         11.25      February 15, 2009    406,147    1,049,791
Greg A. Gadel...........   20,000(/4/)       3.89         10.69      December 16, 2009     64,129      235,389
Leonard A. Ghilani......   20,000(/4/)       3.89         10.69      December 16, 2009     64,129      235,389

                        Fiscal 1999 Stock Option Grants

---------------

(/1/)The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and shares.
(/2/)The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the common stock.
(/3/)Options to purchase 6,666 shares vested or vest on each of December 31, 1999, 2000 and 2001, and 53,334 shares vest on each of December 31, 2002 and 2003.
(/4/)The grant vests 20% per year beginning one year from the date of grant.

No stock options were exercised by the named executive officers during fiscal 1999. See "Employment Agreements" for a discussion of Mr. Micatrotto's employment agreement.

Fiscal Year-End Option Value Table. The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of fiscal 1999 year-end.

               Aggregate 1999 Fiscal Year-End Option Value Table

                                 Number of Shares              Value of
                              Underlying Unexercised         In-the-Money
                                    Options at                Options at
                                 December 26, 1999      December 26, 1999(/1/)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Joseph P. Micatrotto........   184,851      213,330     $873,542     $303,329
Greg A. Gadel...............    17,999       78,662       43,283      135,422
Leonard A. Ghilani..........     5,333       41,332        6,373       25,492

---------------

(/1/)Based on a closing sale price of our common stock of $8.875 per share at December 23, 1999, the last trading day of our 1999 fiscal year.

Employment Agreements

We entered into an employment agreement with Joseph P. Micatrotto on July 22, 1996, which was subsequently amended and restated in February 1999. Under the terms of the agreement, Mr. Micatrotto is currently serving as our Chairman, President and Chief Executive Officer for a term expiring on December 31, 2003. The agreement provides that Mr. Micatrotto's annual salary will be $335,000 for the current year, $350,000 for the year ended December 31, 2001 and for the remainder of the term it will be an amount determined by the board of directors, but not less than the prior year's amount. Mr. Micatrotto is eligible to receive a yearly bonus based upon certain performance criteria established by the board. In connection with the amendment of Mr. Micatrotto's employment agreement in February 1999, Mr. Micatrotto received options to purchase 126,666 shares of our common stock at an exercise price of $11.25 per share, 6,666 of which vested or vest on each of December 31, 1999, 2000 and 2001 and 53,334 of which vest on each of December 31, 2002 and 2003. We also have agreed to reimburse Mr. Micatrotto's reasonable and necessary business expenses, including relocation expenses. Mr. Micatrotto is entitled to the following termination benefits:

    . If Mr. Micatrotto is terminated by us for cause or if Mr. Micatrotto terminates his employment, he will receive no additional compensation or termination benefits.

    . If Mr. Micatrotto is terminated because of death or physical or mental disability, he or his estate will be entitled to a termination payment of two years' base salary then in effect, payable in 24 equal monthly installments.

    . If Mr. Micatrotto terminates his employment upon 30 days' prior written notice following a change in control of the company, because his duties are substantially reduced or negatively altered without his prior written consent, or if Mr. Micatrotto's employment is terminated by us without cause following a change in control or within 180 days prior to a change in control and the termination is related to the change in control, he will be entitled to a termination payment of 18 months' base salary then in effect, payable in 18 monthly installments. If Mr. Micatrotto terminates employment as a result of a change in control, but his duties have not been substantially reduced or negatively altered, he will be entitled to a termination payment of 12 months' base salary then in effect, payable in 12 monthly installments.

    . If Mr. Micatrotto is terminated by us without cause and not associated with a change in control, he will be entitled to a termination payment of 18 months' base salary then in effect, payable in 18 monthly installments.

The agreement also contains fringe benefits, confidentiality and non-competition provisions.

On April 1, 1997, we entered into a letter agreement with Greg A. Gadel under which Mr. Gadel will be entitled one year's base compensation in effect at the time of termination if his employment is terminated as a result of a change in control of BUCA or if he terminates his employment following a change in control if his duties are substantially reduced or negatively altered.

Stock Incentive Plan and Stock Options

1996 Stock Incentive Plan. The 1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies provides an incentive to our key employees through the award of stock options, stock appreciation rights, restricted stock, restricted stock units, stock-based awards, or other performance awards that may be granted in cash, shares of stock, or other property and are related to performance goals. The plan is administered by the compensation committee of the board of directors. The committee has full power and authority, subject to the terms of the plan, to designate participants and the type and terms of any awards. Any options granted may be incentive stock options or nonqualified stock options, must be for no longer than 10 years and, except under limited circumstances, are not transferable. The base price for any stock appreciation right must be not less than 100% of the fair market value of a share of stock at the date of grant.

The plan will be effective until October 1, 2006, but may be amended, altered, suspended or discontinued at any time by the board, subject to certain limited exceptions. We have reserved 1,500,000 shares for issuance under the plan. In addition, our board has approved an increase of 300,000 in the number of reserved shares under the plan, subject to shareholder approval at our annual meeting to be held on April 28, 2000.

Stock Option Plan for Non-Employee Directors. The Stock Option Plan for Non-Employee Directors is also administered by the compensation committee of the board of directors. Prior to its termination in February

1999, the plan provided for option grants of common stock to each director who was not an employee of BUCA and had not been an employee for at least one year, in the amount of 1,333 shares on first election or appointment to the board and 666 shares on each of the following anniversaries. The purchase price was 100% of the fair market value of the common stock, as defined in the plan, at the time the option was granted. The term of each option is ten years; however, the option is not exercisable for the first year and will terminate if the optionee ceases to be a director in the one-year period following the grant of the option. The options are not transferable other than by will or the laws of descent and distribution. We have reserved 26,666 shares for issuance under the plan. All options outstanding under the plan when terminated shall remain outstanding. In connection with the termination of the plan, the board approved grants of options to purchase 8,000 shares of common stock to each of our six non-employee directors under the 1996 Stock Incentive Plan. These options have an exercise price of $11.25 per share, are immediately exercisable and expire 10 years after grant. Non-employee directors will continue to be eligible for option grants under the 1996 Stock Incentive Plan.

Employee Stock Purchase Plan. The BUCA, Inc. Employee Stock Purchase Plan was adopted by our board in February 1999, by our shareholders in March 1999 and commenced on July 1, 1999. The plan is designed to allow our eligible employees to purchase shares of common stock, at monthly intervals, through periodic payroll deductions. We have reserved 500,000 shares for issuance under the plan. Employees whose customary employment is at least 20 hours per week and who have been employed by us for at least one year on the first day of the purchase period are eligible to participate in the plan. The eligible employees may purchase shares of stock during each monthly purchase period at a price per share equal to 85% of the lower of the fair market value of the common stock on the first day of the purchase period or the fair market value of the common stock on the last day of the purchase period. No participant may purchase more than 500 shares of stock in any given purchase period or more than $25,000 worth of shares under the plan in any calendar year. The plan will terminate when all of the shares reserved under the plan have been purchased or at any earlier dated determined by our board of directors. The board may at any time amend or discontinue the plan. Some amendments, however, may require shareholder approval.

Paisano Partners Program. We have established the Paisano Partners program for our general managers, kitchen managers and assistant managers. The program for general managers has three primary components: profit sharing, the purchase of shares of our common stock and a stock option grant. The profit sharing component allows the general manager to participate in the profits of the restaurant he or she manages. To participate in the Paisano Partners program, general managers are required to purchase shares of our common stock worth approximately $20,000, at fair market value. We will also loan the general managers the purchase price of the stock at 8% interest, with the entire amount payable over five years. Under the stock purchase agreement we enter into with each general manager, we have certain repurchase rights regarding the stock. General managers also receive a one-time option grant to purchase 2,000 shares of our common stock at fair market value on the date of grant. The options are exercisable only upon completion of five years of employment as a Paisano Partner and expire 10 years after the date of grant. Participants in the Paisano Partners program for kitchen managers participate in profit sharing and receive a one-time option grant to purchase 1,000 shares of our common stock on the same terms as that provided to general managers, but have no right to purchase shares under the program. Participants in the Paisano Partners program for assistant managers participate in profit sharing but receive no options and have no right to purchase shares.

Compensation Committee Interlocks and Insider Participation

Philip A. Roberts, Don W. Hays, John P. Whaley and Paul Zepf, each a director, are members of the compensation committee of the board of directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 30, 1996, we were spun off from our parent, Parasole Restaurant Holdings, Inc., through a share dividend of our common stock pro rata among the Parasole shareholders. The Parasole shareholders at the time of the dividend included the Parasole Employer Stock Ownership Trust, owner of more than 5% of a class of our capital stock, and Philip A. Roberts, Peter J. Mihajlov and Don
W. Hays, directors and owners of more than 5% of a class of our capital stock.

Series B Preferred Financing. In September 1997, we sold shares of Series B convertible preferred stock convertible into 640,739 shares of common stock for an aggregate purchase price of $4,324,999, or $6.75 per common share. In December 1997, we sold additional shares of Series B convertible preferred stock convertible into 640,738 shares of common stock for an aggregate purchase price of $4,324,999, or $6.75 per common share. Upon completion of our initial public offering in April 1999, all shares of our outstanding Series B convertible preferred stock automatically converted into shares of common stock.

The following beneficial holders of more than 5% of a class of our capital stock purchased shares of the Series B convertible preferred stock having an aggregate purchase price of at least $60,000:

     5% Shareholders(/1/)                                  Shares Purchased(/2/)
     --------------------                                  ---------------------
     Norwest Equity Partners V, L.P.......................        370,370
     National Dining Concepts, Inc........................        296,296
     Walden Investors.....................................        237,036
     Consumer Venture Partners II, L.P....................        148,148
     Northwood Ventures...................................        148,147

---------------

(/1/)See notes to "Principal Shareholders" for information relating to the beneficial ownership of shares and identification of affiliated shareholders.
(/2/)Represents number of shares of common stock issuable upon conversion of purchased shares of Series B convertible preferred stock.

Series C Preferred Financing. In October 1998, we sold shares of Series C convertible preferred stock convertible into 1,092,679 shares of common stock and related contingent value rights for an aggregate purchase price of $8,400,007, or $7.6875 per common share. In December 1998, we sold additional shares of Series C convertible preferred stock convertible into 637,752 shares of common stock and limited non-detachable rights for an aggregate purchase price of $5,000,000, or $7.84 per common share. The contingent value rights entitled the holders to receive, in the aggregate, up to 610,000 shares (approximately 21,800 per quarter through October 2005) of common stock if certain events regarding our common stock did not occur prior to October 2001.

Upon completion of our initial public offering in April 1999, all shares of our outstanding Series C convertible preferred stock automatically converted into shares of common stock and the related contingent value rights terminated. In connection with such conversion and termination, an aggregate of 40,195 additional shares of common stock were issued to the holders of the Series C convertible preferred stock.

The following beneficial holders of more than 5% of a class of our capital stock purchased shares of the Series C convertible preferred stock having an aggregate purchase price of at least $60,000:

     5% Shareholders(/1/)                                  Shares Purchased(/2/)
     --------------------                                  ---------------------
     Centre Capital Investors II, L.P.....................       1,288,156
     Norwest Equity Partners V, L.P.......................         282,802
     Northwood Ventures...................................          65,040
     Walden-SBIC, L.P.....................................          45,994
     Regent Capital Partners, L.P.........................          48,439

---------------

(/1/)See notes to "Principal Shareholders" for information relating to the beneficial ownership of shares and identification of affiliated shareholders.
(/2/)Represents number of shares of common stock issuable upon conversion of purchased shares of Series C convertible preferred stock.

Subordinated Debt Transactions. In October 1997, we entered into a subordinated loan transaction under which we borrowed $2,500,000, including $500,000 from Regent Capital Partners, L.P. Regent was at the time a beneficial owner of more than 5% of a class of our capital stock. In connection with the transaction, we also issued warrants to purchase 16,111 shares of our common stock at $0.01 per share to Regent. In May 1998, we borrowed an additional $3,500,000, including $1,500,000 from Regent. In connection with the May transaction, we also issued warrants to purchase 48,332 shares of our common stock at $0.01 per share to Regent. The indebtedness was repaid by us from amounts borrowed under our current credit facilities.

In connection with these subordinated debt transactions, we issued warrants to purchase an aggregate of 66,663 shares of our common stock at $0.01 per share to the purchasers of our Series B convertible preferred stock.

Agreements with Parasole. We have entered into an Amended and Restated Management Agreement dated January 1, 1997, as amended, with Parasole. Philip Roberts, Don Hays and Peter Mihajlov are officers, directors and shareholders of Parasole as well as our directors and holders of more than 5% of a class of our capital stock. Under the management agreement, Parasole provides development and design support in connection with our new restaurants. In exchange for these services, we pay Parasole a fee of $12,500 for each new restaurant we open. Prior to the amendment of the management agreement, we agreed to pay Parasole an accounting charge of $1,000 per month for the first 24 months after a new restaurant's opening. While we no longer incur new charges under the amended management agreement, the 24-month period has not expired for all of our restaurants opened prior to the amendment of the management agreement. The amount paid by us to Parasole under the management agreement in fiscal 1997 was $332,500, in fiscal 1998 was $348,000 and in fiscal 1999 was $222,500.

We have a vendor relationship with Parasole Good Earth Bakery, owned by Parasole, through which the bakery provides various baked goods to our restaurants in the Minneapolis/St. Paul market. The relationship can be terminated at any time at our discretion. The amount paid by us to the bakery in fiscal 1997 was $180,000, in fiscal 1998 was $169,000 and in fiscal 1999 was $181,000. We believe the terms of the supply arrangement are at least as favorable as we could obtain from unrelated parties.

Agreement with Steven Roberts. Steven Roberts, son of Philip Roberts, our director and a holder of more than 5% of a class of our capital stock, from time to time performs architectural services for us under a letter agreement. The amount paid by us to Mr. Roberts for these services in fiscal 1998 was $99,947 and in fiscal 1999 was $260,100. We believe the terms of the letter agreement are at least as favorable as we could obtain from unrelated parties.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the 3,000,000 shares of common stock offered by us by this prospectus and the exercise of 13,699 options by selling shareholders in connection with this offering by:

 . each shareholder known by us to beneficially own more than five percent of any class of our capital stock,

 .  each of our directors,

 .  the named executive officers, and

 .  all of our directors and executive officers as a group.

Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by the person.

                                     Shares
                                  Beneficially
                                 Owned Prior to            Shares Beneficially
                                the Offering(/1/) Shares  Owned After Offering
                                -----------------  Being  -----------------------
Name of Beneficial Owner         Number   Percent Offered   Number      Percent
------------------------        --------- ------- ------- ------------ ----------
Norwest Equity Partners V,
 L.P.(/2/)..................... 1,423,897  13.1     --       1,423,897     10.2
Centre Capital Investors II,
 L.P.(/3/)..................... 1,446,567  13.3     --       1,446,567     10.4
Arbor Capital Management,
 LLC(/4/)......................   712,800   6.6     --         712,800      5.1
Lord, Abbett & Co.(/5/)........   702,730   6.5     --         702,730      5.1
Philip A. Roberts(/6/)......... 1,039,079   9.5      *       1,039,079      7.5
Don W. Hays(/7/)...............   965,104   8.9      *         965,104      6.9
Peter J. Mihajlov(/8/).........   952,570   8.8      *         952,570      6.9
John P. Whaley(/9/)............ 1,423,897  13.1     --       1,423,897     10.2
David Yarnell(/10/)............   439,565   4.0     --         439,565      3.2
Paul Zepf(/11/)................ 1,446,567  13.3     --       1,446,567     10.4
Joseph P. Micatrotto(/12/).....   288,743   2.6      *         288,743      2.1
Greg A. Gadel(/13/)............   122,841   1.1      *         122,841      1.0
Leonard A. Ghilani(/14/).......     5,333   --       *           5,333      --
All directors and executive
 officers as a group
 (9 persons)................... 5,489,375  49.2      *       5,489,375     38.7

--------

* Each of Messrs. Roberts, Hays and Mihajlov have granted to the underwriters an option to purchase up to an additional 100,000 shares, Mr. Micatrotto has granted to the underwriters an option to purchase up to an additional 70,000 shares, Mr. Gadel has granted to the underwriters an option to purchase up to an additional 24,665 shares and Mr. Ghilani has granted the underwriters an option to purchase an additional 5,333 shares, in each case as part of their option to cover over-allotments, if any. These options will be exercised on a pro rata basis with the option granted by us.

(/1/)Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations prior to and after the offering are based on 10,873,667 shares and 13,887,366 shares, respectively, of common stock outstanding.

(/2/)Includes options for the purchase of 10,665 shares of common stock exercisable within 60 days granted to John P. Whaley. The address for Norwest is 222 South Ninth Street, Minneapolis, Minnesota 55402.

(/3/)Includes (1) 672,298 shares owned by State Board of Administration of
     Florida; (2) 144,066 shares owned by Centre Capital Tax-Exempt Investors II, L.P.; (3) 96,330 shares owned by Centre Capital Offshore Investors II, L.P.; (4) 75,048 shares owned by Centre Partners Coinvestment, L.P.; (5) 6,783 shares owned by Centre Parallel Management Partners, L.P.; and (6) options for the purchase of 9,333 shares of common stock exercisable within 60 days granted to Paul Zepf. The address for Centre is 30 Rockefeller Plaza, New York, New York 10020.

(/4/)Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2000. The address for Arbor is One Financial Plaza, 120 South Sixth Street, Suite 1000, Minneapolis, Minnesota 55402.

(/5/)Based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2000. The address for Lord, Abbett is 90 Hudson Street, Jersey City, New Jersey 07302.

(/6/)Includes (1) 93,333 shares owned by the Roberts Family Limited
     Partnership II; (2) 111,666 shares owned by Mr. Roberts' wife; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Roberts; (4) options for the purchase of 216 shares of common stock exercisable within 60 days granted to Mr. Robert's wife; (5) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Roberts is a co-trustee; and (6) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Roberts is a co-trustee. The address for Mr. Roberts is 1300 Nicollet Mall, Minneapolis, Minnesota 55403.

(/7/)Includes (1) 133,333 shares owned by the Hays Family Limited Partnership;
     (2) 100,133 shares owned by the Linda Hays Revocable Trust; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Hays; and (4) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Hays is a co-trustee. The address for Mr. Hays is 2908 Hennepin Avenue South, Minneapolis, Minnesota 55408.

(/8/)Includes (1) 166,666 shares owned by the Mihajlov Family Limited
     Partnership; (2) 106,666 shares owned by Mr. Mihajlov's wife; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Mihajlov; (4) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Mihajlov is a co-trustee; and (5) 2,000 shares owned by Mr. Mihajlov's children. The address for Mr. Mihajlov is 2908 Hennepin Avenue South, Minneapolis, Minnesota 55408.

(/9/)Consists of options for the purchase of 10,665 shares of common stock exercisable within 60 days granted to Mr. Whaley and 1,413,232 shares of common stock beneficially owned by Norwest Equity Partners V, L.P. Mr. Whaley disclaims beneficial ownership of the 1,413,232 shares of common stock owned by Norwest Equity Partners V, L.P. The address for Mr. Whaley is 222 South Ninth Street, Minneapolis, Minnesota 55402.

(/10/)Consists of (1) options for the purchase of 9,999 shares of common stock exercisable within 60 days granted to Mr. Yarnell; and (2) 429,566 shares of common stock beneficially owned by Consumer Venture Partners II, L.P.

(/11/)Consists of (1) options to purchase 9,333 shares of common stock exercisable within 60 days granted to Mr. Zepf; and (2) 1,437,234 shares of common stock beneficially owned by Centre Capital Investors II, L.P. The address for Mr. Zepf is 30 Rockefeller Plaza, New York, New York 10020.

(/12/)Consists of (1) options for the purchase of 191,517 shares of common stock exercisable within 60 days granted to Mr. Micatrotto; and (2) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Micatrotto is a co-trustee.

(/13/)Includes (1) options for the purchase of 24,665 shares of common stock exercisable within 60 days granted to Mr. Gadel; and (2) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Gadel is a co-trustee.

(/14/)Consists of options to purchase 5,333 shares of common stock exercisable within 60 days granted to Mr. Ghilani.

                              SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the 3,033,699 shares of common stock offered by us and by each shareholder selling in this offering. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by the person. Concurrently with the filing of this prospectus, we have notified those holders of our securities with the right to include, in the aggregate, up to 227,272 shares of common stock in the offering and they have, unless waived, the right to request inclusion of their shares in this offering.

                               Shares
                            Beneficially
                           Owned Prior to            Shares Beneficially
                          the Offering(/1/) Shares  Owned After Offering
                          -----------------  Being  ------------------------
Name of Beneficial Owner   Number   Percent Offered   Number       Percent
------------------------  --------- ------- ------- ------------- ----------
Jennifer A.
 Roberts(/2/)...........     11,633   --    10,000          1,633       --
Steven Roberts(/3/).....     12,000   --    10,000          2,000       --
John J.
 Motschenbacher(/4/)....      4,321   --     3,833            488       --
Lane Schmiesing(/5/)....      9,866   --     9,866            --        --
Philip A. Roberts(/6/)..  1,039,079   9.5      *        1,039,079       7.5
Don W. Hays(/7/)........    965,104   8.9      *          965,104       6.9
Peter J. Mihajlov(/8/)..    952,570   8.8      *          952,570       6.9
Joseph P.
 Micatrotto(/9/)........    288,743   2.6      *          288,743       2.1
Greg A. Gadel(/10/).....    122,841   1.1      *          122,841       1.0
Leonard A.
 Ghilani(/11/)..........      5,333   --       *            5,333       --

--------

* Each of Messrs. Roberts, Hays and Mihajlov have granted to the underwriters an option to purchase up to an additional 100,000 shares, Mr. Micatrotto has granted to the underwriters an option to purchase up to an additional 70,000 shares, Mr. Gadel has granted to the underwriters an option to purchase up to an additional 24,665 shares and Mr. Ghilani has granted the underwriters an option to purchase an additional 5,333 shares, in each case as part of their option to cover over-allotments, if any. These options will be exercised on a pro rata basis with the options granted by us.

(/1/)Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations prior to and after the offering are based on 10,873,667 shares and 13,887,366 shares, respectively, of common stock outstanding.

(/2/)Includes options for the purchase of 1,633 shares of common stock exercisable within 60 days granted to Ms. Roberts. Ms. Roberts is the daughter of Philip A. Roberts and is one of our employees.

(/3/)Includes options for the purchase of 2,000 shares of common stock exercisable within 60 days granted to Mr. Roberts. Mr. Roberts is the son of Philip A. Roberts and has from time to time provided advertising and marketing services for us.

(/4/)Includes options for the purchase of 3,833 shares of common stock exercisable within 60 days granted to Mr. Motschenbacher. Mr. Motschenbacher is our Vice President of Finance and Purchasing.

(/5/)Consists of options for the purchase of 9,866 shares of common stock exercisable within 60 days granted to Mr. Schmiesing. Mr. Schmiesing is our Vice President of Marketing.

(/6/)Includes (1) 93,333 shares owned by the Roberts Family Limited Partnership
     II; (2) 111,666 shares owned by Mr. Robert's wife; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Roberts; (4) options for the purchase of 219 shares of common stock exercisable within 60 days granted to Mr. Roberts's wife; (5) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Roberts is a co-trustee; and (6) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Roberts is a co-trustee.

(/7/)Includes (1) 133,333 shares owned by the Hays Family Limited Partnership;
     (2) 100,133 shares owned by the Linda Hays Revocable Trust; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Hays; and (4) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Hays is a co-trustee.

(/8/)Includes (1) 166,666 shares owned by the Mihajlov Family Limited
     Partnership; (2) 106,666 shares owned by Mr. Mihajlov's wife; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Mihajlov; (4) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Mihajlov is a co-trustee; and (5) 2,000 shares owned by Mr. Mihajlov's children.

(/9/)Consists of (1) options for the purchase of 191,517 shares of common stock exercisable within 60 days granted to Mr. Micatrotto; and (2) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Micatrotto is a co-trustee. Mr. Micatrotto is our Chairman, President and Chief Executive Officer.

(/10/)Includes (1) options for the purchase of 24,665 shares of common stock exercisable within 60 days granted to Mr. Gadel; and (2) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Gadel is a co-trustee. Mr. Gadel is our Chief Financial Officer, Treasurer and Secretary.

(/11/)Consists of options to purchase 5,333 shares of common stock exercisable within 60 days granted to Mr. Ghilani. Mr. Gilani is our Chief Operations Officer.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 undesignated shares.

Common Stock

As of March 14, 2000, there were 10,873,667 shares of common stock outstanding. These shares are held of record by approximately 170 persons.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. All shares of common stock rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment, and are not entitled to cumulative voting rights.

Subject to the prior rights of holders of preferred stock, the holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for dividends. We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

Upon a liquidation of BUCA, creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Our common stock is listed on the Nasdaq National Market under the symbol
"BUCA".

Preferred Stock

We currently have no shares of preferred stock outstanding. Our Articles of Incorporation empower the board of directors to issue the undesignated stock from time to time in one or more series. The board also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of the common stock without any further vote or action by the shareholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of new preferred stock could have the effect of delaying or preventing a change in control of the company or make removal of management more difficult. Additionally, the issuance of new preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. While we have no present intention to issue any shares of new preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Series A Convertible Subordinated Debentures

We have outstanding $500,000 in principal amount of Series A convertible subordinated debentures due July 30, 2001. Under the debentures, we have agreed to pay interest at a rate adjusted semi-annually equal to one percent in excess of the rate announced or published by U.S. Bank as its reference or prime rate in effect on the banking day immediately prior to January 1 and July 1 of each year. The holders of the debentures have the right, until April 20, 2000, to convert the entire principal amount of their debentures into shares of our common stock at $7.20 per share. If the holder holds the debenture until maturity, the holder is entitled to a premium payment from us equal to 20% of the original principal sum of the debenture.

Stock Option

In 1998, we granted a non-qualified stock option to purchase up to 16,000 shares of our common stock at an exercise price of $6.75 per share to 1204 Harmon Partnership. The options vest in eight equal annual amounts beginning on May 31, 1999. The option expires upon the earlier to occur of May 31, 2008 or, at our option, upon payment to 1204 Harmon Partnership of the excess of the fair market value of the common stock underlying the option over the exercise price upon the occurrence of certain circumstances. The options provide for adjustments in the number of shares, to the nearest whole share, subject to the option and the exercise price to give effect to any distribution of assets, other than regular dividends, or debt securities to holders of common stock or any change made in the number of outstanding common stock by a recapitalization, reclassification, combination, share dividend, share division, share combination or other similar change.

Registration and Other Rights

We have granted registration rights to the holders of shares of common stock issued in exchange for any of our preferred stock under the terms of the Securities Purchase Agreement dated as of October 13, 1998 by and between us and the purchasers named in the agreement. Under the terms of the Securities Purchase Agreement, the holders have the right to require us to register their shares at our expense under the circumstances described in that agreement. In addition, the holders have the right to have any or all of their shares included, at our expense, in a registration statement relating to common stock filed by us, subject to the right of an underwriter to limit the number of the holders' shares to be included in the registration. In connection with any registration under these provisions, we are required to indemnify the holders participating in an offering against civil liabilities under the Securities Act. Approximately 3,424,643 shares of outstanding common stock are entitled to these registration rights. Holders of an aggregate of 3,213,371 of such shares have declined to participate in this offering. Concurrently with the filing of this prospectus, we have notified the other holders of registrable shares under the Securities Purchase Agreement of the offering and they have, unless waived, the right to request inclusion of their shares in the offering.

We also granted piggyback registration rights under the warrants to purchase shares of our common stock granted to the lenders in our subordinated debt transactions. As of March 14, 2000, 66,661 shares issuable pursuant to these warrants are subject to these rights. See "Certain Relationships and Related Transactions--Subordinated Debt Transactions" for a discussion of these subordinated debt transactions. The rights are subject to the right of an underwriter to limit the number of the holders' shares to be included in the registration. Concurrently with the filing of this prospectus, we have notified these warrant holders of the offering and they have, unless waived, the right to request inclusion of shares issuable upon exercise of the warrants in the offering.

Under the terms of a Non-Statutory Stock Option Agreement between us and 1204 Harmon Partnership, we have granted the holder piggyback registration rights with respect to the 16,000 shares covered by the option agreement. The rights are subject to the right of an underwriter to limit the number of the holders' shares to be included in the registration. In connection with any registration under these provisions, we are required to indemnify the holder participating in an offering against civil liabilities under the Securities Act. Concurrently with the filing of this prospectus, we have notified 1204 Harmon Partnership of the offering and it has, unless waived, the right to request inclusion of shares issuable upon exercise of the option in the offering.

Potential Anti-Takeover Effect of Provisions of Charter Documents and Minnesota Law

Provisions of our Articles of Incorporation and By-Laws and of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board and to discourage an unsolicited takeover of the company, if the board determines that such a takeover is not in the best interests of the company and our shareholders. However, these provisions could have the effect of discouraging attempts to acquire us which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Under the Articles, the board of directors is classified into three classes of directors, and directors may be removed by shareholders only by a vote of holders of at least 75% of the voting power. For the shareholders to call a meeting to take action concerning a business combination, the By-Laws require that holders of at least 25% of the voting power must join in the request. The By-Laws establish procedures, including advance notice procedures, with regard to shareholder proposals and the nomination of candidates for election as directors.

Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are party resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a majority vote of our shareholders. In general, shares acquired without this approval are denied voting rights and can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by us, or any subsidiary of us, with any shareholder that purchases 10% or more of our voting shares (an "interested shareholder") within four years following the interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder's share acquisition date.

Section 302A.675 of the Minnesota Statutes generally prohibits an offeror from acquiring shares of a publicly held Minnesota corporation within two years following the offeror's last purchase of the corporation's shares pursuant to a takeover offer with respect to that class, unless the corporation's shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of all of the disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to a takeover offer.

Transfer Agent and Registrar

Norwest Bank Minnesota, National Association is the transfer agent and registrar for our common stock.

                                  UNDERWRITING

The underwriters named below, for whom U.S. Bancorp Piper Jaffray Inc., Banc of America Securities LLC and FleetBoston Robertson Stephens Inc. are acting as representatives, have agreed to buy, subject to the terms and conditions of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

                                                                        Number
          Underwriters                                                 of Shares
          ------------                                                 ---------
          U.S. Bancorp Piper Jaffray Inc. ............................
          Banc of America Securities LLC..............................
          FleetBoston Robertson Stephens Inc. ........................
                                                                       ---------
              Total................................................... 3,033,699
                                                                       =========

The underwriters have advised us and the selling shareholders that they propose
to offer the shares to the public at $    per share. The underwriters propose
to offer the shares to certain dealers at the same price less a concession of
not more than $   per share. The underwriters may allow and the dealers may
reallow a concession of not more than $   per share on sales to certain other
brokers and dealers. After the offering, these figures may be changed by the representatives.

We and some selling shareholders have granted to the underwriters an option to purchase up to an additional 455,054 shares of common stock at the same price to the public, and with the same underwriting discount, as set forth in the table on the cover page of this prospectus. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

We intend to use a portion of the net proceeds from the sale of the shares offered by us by this prospectus to repay indebtedness owed to our lenders, including U.S. Bank, Bank of America and Fleet National Bank. U.S. Bancorp is an affiliate of U.S. Bancorp Piper Jaffray, Bank of America is an affiliate of Banc of America Securities LLC and Fleet National Bank is an affiliate of FleetBoston Robertson Stephens Inc.

The following table shows the per share and total underwriting discount to be paid by us and the selling shareholders to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Payable by BUCA
        Per Share.....................................     $            $
        Total.........................................     $            $
      Payable by the selling shareholders
        Per Share.....................................     $            $
        Total.........................................     $            $

U.S. Bancorp Piper Jaffray acted as placement agent in connection with the private placement of our Series A convertible preferred stock in October 1996. We issued warrants to purchase 112,000 shares of Series A convertible preferred stock convertible into 74,666 shares of common stock at an exercise price of $5.625 per common share to U.S. Bancorp Piper Jaffray for its services as placement agent. These warrants became exercisable in May 1997 and have been converted into 51,317 shares of our common stock. We paid U.S. Bancorp Piper Jaffray $421,000 for its services as placement agent. U.S. Bancorp Piper Jaffray also purchased 53,333 shares of Series A convertible preferred stock convertible into 35,555 shares of common stock at a price of $5.625 per common share, the same price paid by other investors for the Series A convertible preferred stock.

U.S. Bancorp Piper Jaffray also acted as placement agent in connection with the private placement of our Series B convertible preferred stock in September 1997. We issued warrants to purchase 50,000 shares of Series B convertible preferred stock convertible into 33,333 shares of common stock at an exercise price of $6.75 per common share to U.S. Bancorp Piper Jaffray for its services as placement agent. These warrants became exercisable on October 31, 1997 and have been converted into 20,824 shares of our common stock. We paid U.S. Bancorp Piper Jaffray $75,000 for its services as placement agent.

Standby Fund 1997, an entity controlled by affiliates of U.S. Bancorp Piper Jaffray, and U.S. Bancorp Piper Jaffray also purchased a total of 55,556 shares of Series B convertible preferred stock convertible into 37,037 shares of common stock at a price of $6.75 per common share, the same price paid by other investors for the Series B convertible preferred stock. Along with the other purchasers of Series B convertible preferred stock, Standby Fund was issued, pro rata, warrants to purchase 1,926 shares of our common stock at an exercise price of $.01 per share, which it has exercised.

U.S. Bancorp Piper Jaffray and Banc of America Securities LLC acted as managing underwriters in our initial public offering in April 1999 and received customary fees for providing such services.

U.S. Bancorp Piper Jaffray has provided investment banking services to us in 1999 and received fees in the amount of $25,000 for such services.

We and the selling shareholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect to those liabilities.

The underwriters have informed us that neither they, nor any other underwriter participating in the distribution of the offering, will make sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority without the prior written approval of the customer specifically relating to the shares offered in this prospectus.

The offering of our shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

We and each of our directors, executive officers and certain of our shareholders and the selling shareholders have agreed to restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of U.S. Bancorp Piper Jaffray. The agreements provide exceptions for sales to underwriters pursuant to the purchase agreement and our sales in connection with the exercise of options granted and the granting of options to purchase shares under our existing stock plans.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us and the selling shareholders. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock on the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering some underwriters may also engage in passive market making transactions in the common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M issued by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discountinued at any time.

                                 LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and other legal matters will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. The validity of the shares of common stock offered by this prospectus will be passed upon for the underwriters by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

The consolidated financial statements at December 26, 1999 and December 27, 1998 and for each of the three fiscal years in the period ended December 26, 1999, included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market you should call (212) 656-5060.

                                   BUCA, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
     Independent Auditors' Report......................................... F-2
     Consolidated Balance Sheets as of December 27, 1998 and December 26,
      1999................................................................ F-3
     Consolidated Statements of Operations for the fiscal years ended
      December 28, 1997, December 27, 1998 and December 26, 1999.......... F-4
     Consolidated Statements of Shareholders' (Deficit) Equity for the
      fiscal years
      ended December 28, 1997, December 27, 1998 and December 26, 1999.... F-5
     Consolidated Statements of Cash Flows for the fiscal years ended
      December 28, 1997, December 27, 1998 and December 26, 1999.......... F-6
     Notes to Consolidated Financial Statements........................... F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
BUCA, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of BUCA, Inc. and Subsidiaries (the Company) as of December 27, 1998 and December 26, 1999, and the related consolidated statements of operations, shareholders' (deficit) equity, and cash flows for each of the three fiscal years (each consisting of 52 weeks) in the period ended December 26, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BUCA, Inc. and Subsidiaries as of December 27, 1998 and December 26, 1999, and the results of their operations and their cash flows for each of the three fiscal years (each consisting of 52 weeks) in the period ended December 26, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in fiscal 1997 the Company changed its method of accounting for preopening costs.

Minneapolis, Minnesota
January 21, 2000
(March 3, 2000 as to Note 3)

                          BUCA, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                (in thousands, except share and per share data)

                                                      December 27, December 26,
                                                          1998         1999
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................   $  6,576     $ 1,726
  Accounts receivable................................      1,160       1,261
  Inventories........................................        935       2,293
  Deferred income taxes..............................                  1,259
  Prepaid expenses and other.........................        585       1,034
                                                        --------     -------
    Total current assets.............................      9,256       7,573
PROPERTY AND EQUIPMENT, net..........................     27,697      63,763
OTHER ASSETS.........................................        607       4,609
                                                        --------     -------
                                                        $ 37,560     $75,945
                                                        ========     =======
   LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................   $  2,637     $ 5,303
  Accrued expenses...................................      3,258       6,614
  Current maturities of long-term debt...............        205          50
                                                        --------     -------
    Total current liabilities........................      6,100      11,967
LONG-TERM DEBT, less current maturities..............      7,661       1,688
OTHER LIABILITIES....................................        366         581
REDEEMABLE STOCK:
  Preferred stock, $.01 par value, cumulative, Series
   A convertible--2,396,800 and 0 shares authorized;
   2,240,000 and 0 shares issued and outstanding.....      9,665
  Preferred stock, $.01 par value, cumulative, Series
   B convertible--2,100,000 and 0 shares authorized;
   1,922,222 and 0 shares issued and outstanding.....      9,441
  Preferred stock, $.01 par value, cumulative, Series
   C convertible--3,679,053 and 0 shares authorized;
   2,614,634 and 0 shares issued and outstanding.....     13,154
  Common stock, $.01 par value; 601,929 and 0 shares
   issued and outstanding............................      4,713
                                                        --------
                                                          36,973
SHAREHOLDERS' (DEFICIT) EQUITY:
  Undesignated stock, 617,147 shares authorized, none
   issued or outstanding
  Common stock, $.01 par value--20,000,000 shares
   authorized; 1,918,056 and 10,810,295 shares issued
   and outstanding, respectively.....................         19         108
  Additional paid-in capital.........................                 76,547
  Accumulated deficit................................    (13,266)    (14,413)
                                                        --------     -------
                                                        (13,247)      62,242
  Notes receivable from shareholders.................       (293)       (533)
                                                        --------     -------
    Total shareholders' (deficit) equity.............    (13,540)     61,709
                                                        --------     -------
                                                        $ 37,560     $75,945
                                                        ========     =======

                See notes to consolidated financial statements.

                          BUCA, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
                 For the Fiscal Years Ended December 28, 1997,
                    December 27, 1998, and December 26, 1999
                (in thousands, except share and per share data)

                                               1997        1998        1999
                                            ----------  ----------  ----------
RESTAURANT SALES..........................  $   19,030  $   38,483  $   71,528
RESTAURANT COSTS
  Product.................................       5,520      10,876      19,723
  Labor...................................       6,478      12,342      23,069
  Direct and occupancy....................       3,750       8,078      14,551
  Depreciation and amortization...........         781       1,617       3,169
                                            ----------  ----------  ----------
   Total restaurant costs.................      16,529      32,913      60,512
GENERAL AND ADMINISTRATIVE EXPENSES.......       3,760       5,568       5,924
PREOPENING COSTS..........................       1,140       1,895       3,600
                                            ----------  ----------  ----------
OPERATING (LOSS) INCOME...................      (2,399)     (1,893)      1,492
INTEREST INCOME...........................         158         152         495
INTEREST EXPENSE..........................        (655)     (1,188)       (499)
SUBORDINATED DEBT CONVERSION COSTS........                                (954)
                                            ----------  ----------  ----------
(LOSS) INCOME BEFORE INCOME TAXES,
 EXTRAORDINARY ITEM, AND CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING PRINCIPLE........      (2,896)     (2,929)        534
(PROVISION) BENEFIT FOR INCOME TAXES......         (72)        (17)      1,817
                                            ----------  ----------  ----------
(LOSS) INCOME BEFORE EXTRAORDINARY ITEM
 AND CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE.....................      (2,968)     (2,946)      2,351
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE RELATED TO PREOPENING COSTS....        (351)
EXTRAORDINARY LOSS ON EXTINGUISHMENT OF
 DEBT, net of tax benefit of $618.........                                (927)
                                            ----------  ----------  ----------
NET (LOSS) INCOME.........................      (3,319)     (2,946)      1,424
CUMULATIVE PREFERRED STOCK DIVIDENDS,
 ACCRETION OF PREFERRED STOCK TO
 REDEMPTION VALUE, AND CHANGE IN
 REDEEMABLE COMMON STOCK..................      (1,986)     (2,189)       (744)
                                            ----------  ----------  ----------
NET (LOSS) INCOME APPLICABLE TO COMMON
 STOCK....................................  $   (5,305) $   (5,135) $      680
                                            ==========  ==========  ==========
NET (LOSS) INCOME PER COMMON SHARE--BASIC
 (NOTES 1 AND 6):
  (LOSS) INCOME BEFORE EXTRAORDINARY ITEM
   AND CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE APPLICABLE TO
   COMMON STOCK...........................  $    (1.99) $    (2.04) $     0.20
                                            ==========  ==========  ==========
  NET (LOSS) INCOME APPLICABLE TO COMMON
   STOCK..................................  $    (2.13) $    (2.04) $     0.08
                                            ==========  ==========  ==========
  WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING............................   2,490,136   2,512,309   8,110,807
                                            ==========  ==========  ==========
NET (LOSS) INCOME PER COMMON SHARE--
 DILUTED (NOTES 1 AND 6):
  (LOSS) INCOME BEFORE EXTRAORDINARY ITEM
   AND CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE APPLICABLE TO
   COMMON STOCK...........................  $    (1.99) $    (2.04) $     0.19
                                            ==========  ==========  ==========
  NET (LOSS) INCOME APPLICABLE TO COMMON
   STOCK..................................  $    (2.13) $    (2.04) $     0.08
                                            ==========  ==========  ==========
  WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING............................   2,490,136   2,512,309   8,654,536
                                            ==========  ==========  ==========

                 See notes to consolidated financial statements

                          BUCA, INC. AND SUBSIDIARIES

           Consolidated Statements of Shareholders' (Deficit) Equity
                     (in thousands, except for share data)

                                                                      Notes         Total
                           Common Stock     Additional              Receivable  Shareholders'
                         ------------------  Paid-in   Accumulated     from       (Deficit)
                           Shares    Amount  Capital     Deficit   Shareholders    Equity
                         ----------  ------ ---------- ----------- ------------ -------------
BALANCE AT DECEMBER 31,
 1996...................  1,842,738   $ 18              $ (4,960)                  $(4,942)
  Issuance of common
   stock options........                     $   350                                   350
  Issuance of common
   stock warrants.......                         544                                   544
  Issuance of common
   stock to
   shareholders.........     65,766      1       389                  $(275)           115
  Repurchase of common
   stock................     (9,258)             (50)                                  (50)
  Payment of notes
   receivable due from
   shareholders.........                                                  4              4
  Change in redeemable
   common stock.........                        (677)                                 (677)
  Preferred stock
   dividends............                        (556)       (229)                     (785)
  Accretion of preferred
   stock................                                    (524)                     (524)
  Net loss..............                                  (3,319)                   (3,319)
                         ----------   ----   -------    --------      -----        -------
BALANCE AT DECEMBER 28,
 1997...................  1,899,246     19       --       (9,032)      (271)        (9,284)
  Issuance of common
   stock warrants.......                         761                                   761
  Issuance of common
   stock to
   shareholders.........     28,882              200                   (160)            40
  Repurchase of common
   stock................    (10,072)             (60)                                  (60)
  Payment of notes
   receivable due from
   shareholders.........                                                138            138
  Change in redeemable
   common stock.........                        (650)                                 (650)
  Preferred stock
   dividends............                        (251)     (1,041)                   (1,292)
  Accretion of preferred
   stock................                                    (247)                     (247)
  Net loss..............                                  (2,946)                   (2,946)
                         ----------   ----   -------    --------      -----        -------
BALANCE AT DECEMBER 27,
 1998...................  1,918,056     19       --      (13,266)      (293)       (13,540)
  Exercise of common
   stock options........     24,665              147                                   147
  Issuance and exercise
   of common stock
   warrants.............    337,831      3     1,342      (1,345)                      --
  Issuance of common
   stock, net of
   issuance costs of
   $3,942...............  3,220,326     32    34,651                   (400)        34,283
  Conversion of
   preferred stock to
   common stock.........  4,505,239     45    32,959                                33,004
  Conversion of
   redeemable common
   stock to common
   stock................    597,162      6     4,670                                 4,676
  Conversion of
   convertible
   subordinated
   debentures...........    170,824      2     2,305                                 2,307
  Common stock issued in
   exchange for non-
   detachable rights....     40,195      1       481        (482)                      --
  Repurchase of common
   stock from
   shareholders.........     (7,977)             (48)                    40             (8)
  Common stock issued
   under employee stock
   purchase plan........      3,974               40                                    40
  Accretion of preferred
   stock................                                    (150)                     (150)
  Preferred stock
   dividends............                                    (594)                     (594)
  Payments of notes
   receivable due from
   shareholders.........                                                120            120
  Net income............                                   1,424                     1,424
                         ----------   ----   -------    --------      -----        -------
BALANCE AT DECEMBER 26,
 1999................... 10,810,295   $108   $76,547    $(14,413)     $(533)       $61,709
                         ==========   ====   =======    ========      =====        =======

                See notes to consolidated financial statements.

                          BUCA, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                 For the Fiscal Years Ended December 28, 1997,
                    December 27, 1998, And December 26, 1999
                                 (in thousands)

                                                     1997      1998      1999
                                                    -------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income...............................  $(3,319) $ (2,946) $  1,424
  Adjustments to reconcile net (loss) income to
   net cash (used in) provided by operating
   activities:
    Depreciation and amortization.................      781     1,617     3,169
    Cumulative effect of change in accounting
     principle....................................      351
    Deferred income taxes.........................       34              (2,865)
    Loss (gain) on sale of property and
     equipment....................................      112       (52)
    Extraordinary loss on extinguishment of debt..                        1,545
    Subordinated debt conversion costs............                          954
    Amortization of debt discount.................                216
    Issuance of common stock and common stock
     options for services.........................      439
    Change in assets and liabilities:
      Accounts receivable.........................     (130)     (876)     (101)
      Inventories.................................     (247)     (390)   (1,358)
      Prepaid expenses and other..................     (370)     (128)     (449)
      Accounts payable............................      985     1,740     2,666
      Accrued expenses............................     (137)      884     3,356
      Other.......................................       51       273       215
                                                    -------  --------  --------
        Net cash (used in) provided by operating
         activities...............................   (1,450)      338     8,556
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of available-for-sale marketable
   securities.....................................                      (33,223)
  Sale and maturity of available-for-sale
   marketable securities..........................                       33,223
  Purchase of property and equipment..............   (7,896)  (17,864)  (39,130)
  Proceeds from sale of property and equipment....              2,263
  Increase in other assets........................     (176)      (48)   (2,459)
                                                    -------  --------  --------
        Net cash used in investing activities.....   (8,072)  (15,649)  (41,589)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit borrowings.........                        3,000
  Payments on line of credit borrowings...........                       (3,000)
  Proceeds from issuance of long-term debt........    2,500     3,500     8,104
  Principal payments on long-term debt and note
   payable........................................     (889)     (599)  (13,995)
  Loan and lease acquisition costs................     (251)     (191)     (477)
  Collection on notes receivable from
   shareholders...................................        4        80       120
  Repurchase of common stock......................      (30)                 (8)
  Repurchase of redeemable common stock...........                          (31)
  Net proceeds from issuance of preferred stock...    8,537    12,958
  Net proceeds from issuance of common stock......                 40    34,470
                                                    -------  --------  --------
        Net cash provided by financing
         activities...............................    9,871    15,788    28,183
                                                    -------  --------  --------
NET CHANGE IN CASH AND CASH EQUIVALENTS...........      349       477    (4,850)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..    5,750     6,099     6,576
                                                    -------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........  $ 6,099  $  6,576  $  1,726
                                                    =======  ========  ========

                See notes to consolidated financial statements.

                          BUCA, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements
             Fiscal Years Ended December 28, 1997, Decmber 27, 1998
                             and December 26, 1999

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation--BUCA, Inc. and Subsidiaries (BUCA or the Company) develops and operates family-style, immigrant Southern Italian restaurants located in Arizona, California, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Nevada, New York, Ohio, Pennsylvania, Washington, Wisconsin, and the District of Columbia.

The Company manages its operations by restaurant. All of the Company's restaurants operate under the same concept, are marketed to similar customers, and have comparable economic characteristics. The Company has aggregated its operating segments into one reportable segment.

The Company completed an initial public offering (the Offering) in April 1999, in which 3,185,375 new shares of common stock were issued at a price of $12 per share. Proceeds from the offering were $34,283,000, net of issuance costs totaling $3,942,000. From the proceeds, $9 million was used to repay certain indebtedness of the Company outstanding under its line of credit and term loan agreements. The remaining net proceeds were used for development of new restaurants and general corporate purposes.

Upon completion of the Offering, all outstanding shares of preferred stock were converted to shares of common stock. Additionally, the Company recorded a $954,000 charge to income related to the beneficial conversion feature of its subordinated convertible debt.

Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

Cash Equivalents--The Company considers all unrestricted demand deposits and all unrestricted highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. At December 27, 1998 and December 26, 1999, cash equivalents consisted primarily of money market funds.

Fair Value of Financial Instruments--At December 27, 1998 and December 26, 1999, the fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying value due to the short-term nature of the instrument. The fair value of debt is estimated at its carrying value based upon current rates available to the Company.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method of valuation. Inventories consisted of the following as of December 27, 1998 and December 26, 1999 (in thousands):

                                                                     1998  1999
                                                                     ---- ------
      Food ......................................................... $249 $  479
      Beverage......................................................  272    548
      Supplies......................................................  414  1,266
                                                                     ---- ------
                                                                     $935 $2,293
                                                                     ==== ======

                          BUCA, INC. AND SUBSIDIARIES

Other Assets--Other assets consisted of the following as of December 27, 1998 and December 26, 1999 (in thousands):

                                                                    1998  1999
                                                                    ---- ------
      Deferred income taxes........................................      $1,606
      Escrow deposits.............................................. $131  1,568
      Loan and lease acquisition costs, net........................  365    285
      Trademarks, net..............................................         225
      Liquor license and other.....................................  111    925
                                                                    ---- ------
                                                                    $607 $4,609
                                                                    ==== ======

Liquor licenses, loan and lease acquisition costs are being amortized over the term of the related debt or lease (5 to 20 years). Trademarks are being amortized over 10 years. Accumulated amortization for other assets as of December 27, 1998 and December 26, 1999 was $206,000 and $97,000, respectively.

Accrued expenses--Accrued expenses consisted of the following as of December 27, 1998 and December 26, 1999 (in thousands):

                                                                   1998   1999
                                                                  ------ ------
      Accrued payroll and related benefits....................... $1,270 $2,263
      Accrued construction.......................................         1,280
      Gift certificate liability.................................    518    838
      Accrued sales taxes........................................    546    935
      Other accrued expenses.....................................    924  1,298
                                                                  ------ ------
                                                                  $3,258 $6,614
                                                                  ====== ======

Recoverability of Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. The Company considers a history of operating losses to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant is less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is an estimate based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. The Company generally measures fair value by discounting estimated future cash flows. Considerable management judgement is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Stock Compensation--The Company accounts for its stock-based compensation awards to employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The Company has disclosed the required pro forma effect on net (loss) income as required by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in Note 11.

Net (Loss) Income Per Share-- Net (loss) income per common share is computed in accordance with SFAS No. 128, Earnings Per Share. See Note 6 for a detailed computation.

Post-employment and Post-retirement Benefits--The Company does not provide post-employment health care or post-retirement benefits.

                          BUCA, INC. AND SUBSIDIARIES

Accounting Change--Effective January 1, 1997, the Company changed its method of accounting for restaurant preopening costs in accordance with Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. Costs incurred in connection with the opening of new restaurants are expensed as incurred.

Comprehensive Income--The Company does not have any items of other comprehensive income in any of the periods presented.

Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 defers the effective date of SFAS No. 133 until the Company's first quarter financial statements in fiscal 2001. Management has not yet determined the effects SFAS No. 133 will have on its financial position or the results of its operations.

Reclassification--Certain prior year amounts have been reclassified to conform to the current year's presentation and to improve comparability with other restaurant entities.

2. PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are charged to expense. The cost of property and equipment is depreciated on the straight-line method over their estimated useful lives. Leasehold improvements are amortized on the straight-line method over the shorter of the life of the lease including extensions or their estimated useful lives. Estimated useful lives are as follows:

                                                                           Years
                                                                           -----
      Leasehold improvements.............................................. 5-20
      Furniture, fixtures, and equipment.................................. 5-10
      Building ...........................................................   30

Property and equipment consisted of the following as of December 27, 1998 and December 26, 1999 (in thousands)

                                                                1998     1999
                                                               -------  -------
      Leasehold improvements.................................. $19,214  $35,290
      Furniture, fixtures, and equipment......................  10,869   21,454
      Land....................................................     267    2,409
      Building................................................     114   10,441
                                                               -------  -------
                                                                30,464   69,594
      Less accumulated depreciation and amortization..........  (2,767)  (5,831)
                                                               -------  -------
                                                               $27,697  $63,763
                                                               =======  =======

In 1998, the Company sold the building and land associated with a restaurant in Illinois for approximately $1,200,000 and simultaneously entered into an operating lease for a term of 20 years. The assets were removed from the financial statements and a deferred gain included as other liabilities on the consolidated balance sheet of approximately $132,000 was recorded which is being amortized over the lease term.

3. CREDIT FACILITY

In September 1999, the Company entered into a $15 million line of credit agreement (the Agreement) with a group of financial institutions that extends through September 27, 2001. At December 26, 1999, $10 million

                          BUCA, INC. AND SUBSIDIARIES
was available with the remaining $5 million becoming available in March 2000 if certain financial conditions are met. The borrowing rate on the Agreement is the lesser of the lead financial institution's reference rate or LIBOR plus 1.875% to 2.375%, based upon certain financial ratios. The Company is required to pay 0.25% to 0.50% (dependent upon the Company meeting certain financial ratios) on all unused available funds. However, the fee for the $5 million in funds becoming available in March 2000 is 0.1875% until the funds become available. The Agreement precludes additional indebtedness, restricts dividend payments, and requires the Company to maintain certain financial ratios. If the required financial ratios are maintained and other conditions are met, as defined in the Agreement, additional financing could be obtained and dividend payments would be permitted from the proceeds of a public offering. The Company was in violation of certain covenants at December 26, 1999. The financial institutions waived these violations and amended the covenants effective March 3, 2000. Borrowings under the Agreement are collateralized by substantially all of the assets of the Company. As of December 26, 1999, there were no borrowings outstanding under the Agreement.

4. LONG-TERM DEBT

Long-term debt consisted of the following as of December 27, 1998 and December 26, 1999 (in thousands):

                                                                  1998    1999
                                                                 ------  ------
   Convertible subordinated debentures maturing July 2001 with interest payable quarterly at the prime rate plus 1%, not
    to exceed 12% per annum (8.75% and 9.5% at December 27,
    1998 and December 26, 1999, respectively); includes call
    premium accretion of $216,000 and $110,000, respectively...  $1,996  $  660
   Notes payable, with interest payable monthly at 13.5% and
    accretion of common stock warrant value of 4.4%. Net of
    discount of $1,089,000 at December 27, 1998, resulting from
    common stock warrants issued to lenders....................   4,911
   Note payable to bank........................................     296
   Note payable to bank........................................      29
   Note payable to bank........................................     269
   Note payable, guaranteed by U.S. Small Business
    Administration.............................................     365
   Note payable in monthly installments, including interest at
    12.0%, maturing September 2014, collateralized by leasehold
    improvements...............................................             495
   Note payable in monthly installments, including interest at
    11.0%, maturing June 2009, collateralized by leasehold
    improvements...............................................             583
                                                                 ------  ------
     Total.....................................................   7,866   1,738
   Less current maturities.....................................    (205)    (50)
                                                                 ------  ------
     Total current long-term maturities........................  $7,661  $1,688
                                                                 ======  ======

The Company's loan agreements, among other things, preclude additional indebtedness and dividend payments.

The holders of the convertible subordinated debentures are entitled, at their option for a one-year period commencing on the date of the Offering, to convert the entire principal amount held by such person into fully paid shares of common stock at a 40% discount to the initial public offering price. In accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, the Company recorded a $954,000 charge to income associated with the beneficial conversion feature at the effective date of the Offering. In the event the holder retains the debenture to maturity, the holder will be entitled to a premium payment equal to 20% of the original principal sum of the debenture, which was fully accreted in conjunction with the completion of the Offering. The debentures are fully subordinated to all obligations of BUCA to the bank.

                          BUCA, INC. AND SUBSIDIARIES

During 1999, $1,476,000 of convertible subordinated debentures was converted into 170,824 shares of common stock.

The future maturities of long-term debt are as follows (in thousands):

      2000............................................................... $   50
      2001...............................................................    716
      2002...............................................................     62
      2003...............................................................     70
      2004...............................................................     78
      Thereafter.........................................................    762
                                                                          ------
                                                                          $1,738
                                                                          ======

On February 5, 1999, the Company refinanced its existing term debt, excluding the convertible subordinated debentures and the note payable guaranteed by the U.S. Small Business Administration, with a $15 million credit arrangement. The credit arrangement included a $7 million term loan and an $8 million revolving line of credit. In conjunction with this refinancing, the Company recognized an extraordinary loss on extinguishment of debt of approximately $1.3 million in February 1999, which included deferred financing costs associated with the refinanced debt.

In accordance with the credit agreement, the term loan was repaid in conjunction with the Offering, along with borrowings under the revolving line of credit of $2 million. Deferred financing costs of approximately $230,000 were recognized as an extraordinary loss on extinguishment of debt in conjunction with the repayment in April 1999.

In September 1999, the Company replaced this line of credit agreement with a new $15 million credit facility discussed in Note 3.

5. INCOME TAXES

Deferred income taxes are recognized for the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each reporting date based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. At December 27, 1998 the Company had recorded a valuation allowance to reduce recorded deferred tax assets to zero because it was deemed more likely than not that the deferred tax asset would not be realized.

At December 26, 1999, for income tax return purposes, the Company has estimated net federal and state operating loss carryforwards of approximately $3,500,000 and $2,500,000, respectively. If not used, these carryforwards will begin to expire in 2003. The valuation allowance was reversed in 1999 because it was deemed more likely than not that all deferred tax assets will be realized.

The provision (benefit) for income taxes consisted of the following for the fiscal years ended December 28, 1997, December 27, 1998, and December 26, 1999 (in thousands):

                                                             1997 1998  1999
                                                             ---- ---- -------
      Current, primarily federal............................ $38  $17  $   430
      Deferred: federal.....................................  34        (2,505)
           state............................................              (360)
                                                             ---  ---  -------
      Provision (benefit) for income taxes.................. $72  $17  $(2,435)
                                                             ===  ===  =======

                          BUCA, INC. AND SUBSIDIARIES

The reconciliation between taxes computed at the expected federal income tax rate and the effective tax rate for the fiscal years ended December 28, 1997, December 27, 1998, and December 26, 1999 is as follows (in thousands):

                                                    1997     1998     1999
                                                   -------  -------  -------
      Tax (benefit) expense computed at statutory
       rates...................................... $(1,162) $(1,025) $   187
      State taxes, net of federal effect..........    (129)    (114)      26
      Subordinated debt conversion costs..........                       380
      Tip credit--FICA............................                       136
      Other.......................................               12      199
      Change in valuation allowance...............   1,363    1,144   (2,745)
                                                   -------  -------  -------
                                                       $72      $17  $(1,817)
                                                   =======  =======  =======

The tax effect of significant temporary differences representing deferred tax assets is as follows as of December 27, 1998 and December 26, 1999 (in thousands):

                                                                1998    1999
                                                               ------  ------
      Current:
        Unearned revenue......................................         $  102
        Prepaid costs.........................................            (68)
        Net operating loss carryforwards and other tax
         credits..............................................          1,253
        Accrued liabilities................................... $  131      36
        Other.................................................            (64)
        Less valuation allowance..............................   (131)
                                                               ------  ------
                                                               $  --   $1,259
                                                               ======  ======
      Noncurrent:
        Preopening costs and property and equipment........... $1,101  $  730
        Call premium accretion................................     84
        Net operating loss carryforwards and other tax
         credits..............................................  1,380     756
        Unearned revenue......................................            109
        Other.................................................     49      11
        Less valuation allowance.............................. (2,614)
                                                               ------  ------
                                                               $  --   $1,606
                                                               ======  ======

                          BUCA, INC. AND SUBSIDIARIES

6. NET (LOSS) INCOME PER SHARE

The following table sets forth the computation of basic and diluted net (loss) income per share (in thousands, except share and per share data):

                                                1997        1998        1999
                                             ----------  ----------  ----------
   Numerator:
   (Loss) income before extraordinary item
    and cumulative effect of change in
    accounting principle applicable to
    common stock...........................  $   (2,968) $   (2,946) $    2,351
   Cumulative preferrred stock dividends,
    accretion of preferred stock to
    redemption value and change in
    redeemable common stock................      (1,986)     (2,189)       (744)
                                             ----------  ----------  ----------
                                                 (4,954)     (5,135)      1,607
   Cumulative effect of change in
    accounting principle...................        (351)
   Extraordinary loss on extinguishment of
    debt...................................                                (927)
                                             ----------  ----------  ----------
   Numerator for basic and diluted net
    (loss) income per common share--(loss)
    income allocated to common
    shareholders...........................  $   (5,305) $   (5,135) $      680
                                             ==========  ==========  ==========
   Denominator:
   Denominator for basic net (loss) income
    per common share--weighted average
    shares.................................   2,490,136   2,512,309   8,110,807
   Effect of dilutive securities:
     Stock warrants........................                             398,310
     Stock options.........................                             145,419
                                             ----------  ----------  ----------
   Denominator for diluted net (loss)
    income per common share--adjusted for
    weighted average shares and assumed
    conversions............................   2,490,136   2,512,309   8,654,536
                                             ==========  ==========  ==========
   Basic net (loss) income per share:
   (Loss) income before extraordinary item
    and cumulative effect of change in
    accounting principle per common share..  $    (1.99) $    (2.04) $     0.20
   Cumulative effect of change in
    accounting principle per common share..       (0.14)
   Extraordinary item per common share.....                               (0.12)
                                             ----------  ----------  ----------
   Net (loss) income per common share......  $    (2.13) $    (2.04) $     0.08
                                             ==========  ==========  ==========
   Diluted net (loss) income per common
    share:
   (Loss) income before extraordinary item
    and cumulative effect of change in
    accounting principle per common share..  $    (1.99) $    (2.04) $     0.19
   Cumulative effect of change in
    accounting principle per common share..       (0.14)
   Extraordinary item per common share.....                               (0.11)
                                             ----------  ----------  ----------
   Net (loss) income per share.............  $    (2.13) $    (2.04) $     0.08
                                             ==========  ==========  ==========

                          BUCA, INC. AND SUBSIDIARIES

Diluted (loss) income per common share excludes the following due to their antidilutive effect:

                                    1997               1998              1999
                             ------------------ ------------------ ----------------
                                       Weighted           Weighted         Weighted
                                       Average            Average          Average
                                        Price              Price   Number   Price
                             Number of   Per    Number of   Per      of      Per
                              Shares    Share    Shares    Share   Shares   Share
                             --------- -------- --------- -------- ------- --------
   Stock warrants..........    218,420  $3.73     331,196  $2.46
   Stock options...........    581,507   5.38     854,155   6.08    69,917  $11.24
   Convertible preferred
    stock..................  2,774,808   6.14   4,505,239   6.76     (/1/)   (/1/)
   Convertible subordinated
    debentures.............    565,079   3.15     439,506   4.05   137,313    7.20

--------
(/1/)Prior to the conversion of the convertible preferred stock into 4,505,239 shares of common stock in April 1999, the convertible preferred stock was antidilutive.

7. EMPLOYEE BENEFIT PLANS

The BUCA employee stock ownership plan (ESOP) was established for the benefit of eligible employees of BUCA. The BUCA ESOP was frozen upon its spin-off from its former parent company's ESOT, Parasole Restaurant Holdings, Inc. (Parasole). No contributions were made during 1997, 1998, or 1999. Prior to the Offering, these shares were classified as redeemable stock on the consolidated balance sheet. Upon completion of the Offering, these shares were reclassified to shareholders' equity. At December 27, 1998 and December 26, 1999, 504,702 and 497,670 shares were held in the Parasole ESOT, respectively, and 97,227 and 95,937 shares were held in the BUCA ESOP, respectively.

Company employees with one year of service, age 21 or older, who worked at least 1,000 hours in the prior year, are eligible to participate in the Company's 401(k) Plan. Under the provisions of the plan, the Company may, at its discretion, make contributions to the 401(k) Plan. Participants are 100% vested in their own contributions. The Company made no contributions during 1997, 1998 or 1999.

In fiscal 1999, the Company established an employee stock purchase plan that enables eligible employees to purchase the Company's common stock at 85% of its fair market value on either the first or last day of the purchasing month. Under the plan, 3,974 shares were issued at prices ranging from $9.83 to $14.66 in 1999.

8. COMMITMENTS AND CONTINGENCIES

Leases--The Company is obligated under various operating leases for restaurant and storage space and equipment. Generally, the base lease terms are between 5 and 20 years. Certain of the leases provide for additional rents based on a percentage of annual sales in excess of stipulated minimums. The leases also require the Company to pay its pro rata share of real estate taxes, operating expenses, and common area costs. In addition, the Company has received lease incentives in connection with certain leases. The Company is recognizing the benefits related to the lease incentives on a straight-line basis over the applicable lease term. The Company has recorded deferred rent related to their lease incentives of $239,000 and $204,000 as of December 27, 1998 and December 26, 1999, respectively.

Total rent expense, including real estate taxes, operating expenses, and percentage rent, was $1,754,000, $3,812,000 and $6,719,000 in 1997, 1998, and
1999 respectively.

                          BUCA, INC. AND SUBSIDIARIES

Approximate future minimum lease obligations, including units that are not yet open and excluding real estate taxes, operating expenses and percentage rents, at December 26, 1999, are as follows (in thousands):

      2000 ..............................................................  $5,725
      2001...............................................................   7,778
      2002...............................................................   8,099
      2003...............................................................   8,172
      2004...............................................................   8,441
      Thereafter.........................................................  49,685
                                                                          -------
        Total future minimum base rents.................................. $87,900
                                                                          =======

Litigation--The Company is subject to certain legal actions arising in the normal course of business, none of which are expected to have a material effect on the Company's results of operations, financial condition or cash flows.

9. RELATED-PARTY TRANSACTIONS

Management Agreement--The Company has entered into a management agreement with Parasole to provide for certain management and administrative services. Parasole may terminate the management agreement upon one year's written notice and the Company may terminate the management agreement upon 60 days' written notice. Management fees of approximately $332,500, $348,000 and $222,500 were charged to operations in 1997, 1998, and 1999, respectively.

Purchase of Inventory--The Company has entered into a vendor relationship with Parasole whereby the Company purchases bread products and a majority of the dessert products offered at the Company's Minneapolis-Saint Paul metropolitan area restaurants. The Company purchases the products at rates which management believes approximate market rates. The relationship can terminate at any time at the discretion of the Company; however, the Company expects this relationship to continue. The Company purchased bakery products in the amount of $180,000, $169,000 and $181,000 in 1997, 1998, and 1999, respectively.

Employment Agreement--The Company entered into an employment agreement with one of its officers which requires the payment of annual compensation and certain fringe benefits through 2003 and includes bonus provisions in the form of both a stock grant and stock options.

10. PREFERRED STOCK

Series A Preferred Stock Private Placement--During October 1996, the Company issued 2,240,000 shares of Series A preferred stock convertible into 1,493,331 shares of common stock. The stock accumulated dividends at a rate of $.2625 per share annually beginning October 24, 1996. The Company received net proceeds of $7,614,000 after the payment of $786,000 in related offering costs. The net proceeds were used to pay off certain indebtedness and to fund expansion and operating expenses.

Series B Preferred Stock Private Placement--During 1997, the Company issued a total of 1,922,222 shares of Series B preferred stock convertible into 1,281,477 shares of common stock. The stock accumulated dividends at a rate of $.315 per share annually beginning September 3, 1997. The Company received net proceeds of $8,537,000 after the payment of $113,000 in related offering costs. The net proceeds were used to fund expansion and operating expenses.

Series C Preferred Stock Private Placement--In October 1998, the Company sold 1,639,025 shares of Series C preferred stock convertible into 1,092,679 shares of common stock. In December 1998, the Company sold an

                          BUCA, INC. AND SUBSIDIARIES
additional 975,609 shares of Series C preferred stock convertible into 637,752 shares of common stock. The stock accumulated dividends at a rate of $.35875 per share annually beginning October 13, 1998. The Company received net proceeds of $12,958,000 after the payment of $442,000 in related offering expenses. The net proceeds were used to fund expansion, operating expenses, and pay off certain indebtedness.

Additionally, the purchasers of the Series C preferred stock received 2,614,634 limited non-detachable rights. The rights entitled the holder to receive up to approximately 610,000 (approximately 21,800 per quarter through October 2005) additional shares of common stock if, on or prior to October 12, 2001, the Company had not effected a qualified public offering or had a publicly traded security with an average closing price of $18 per share for a period of at least 120 consecutive trading days. In conjunction with the Offering, the Company agreed to issue 40,195 shares of common stock, which approximated the fair market value of the rights, in exchange for an agreement which resulted in the termination of such rights.

Upon completion of the Company's stock offering in April 1999, the outstanding shares of Series A, B and C preferred stock were converted into common stock. There is no outstanding preferred stock as of December 26, 1999.

11. SHAREHOLDERS' EQUITY

Stock Split--On February 17, 1999, the Company effected a two-for-three reverse stock split that has been retroactively reflected in the consolidated financial statements.

Warrants--The Company has issued warrants to placement agents and debt holders in connection with the issuance of debt and equity securities. The warrants are exercisable at various dates through September 2004. The fair market value of the warrants was recorded as additional paid-in capital. The excess of fair market value over exercise price is being amortized over the respective debt maturity term. A summary of the Company's common stock warrant activity is as follows:

                                                            Number of  Weighted
                                                             Common     Average
                                                              Stock      Price
                                                             Shares    Per Share
                                                            ---------  ---------
      Outstanding, December 31, 1996.......................  104,532     $5.63
      Warrants issued--Series B placement agents...........   33,333      6.75
      Warrants issued--debt holders........................   80,555      0.01
                                                            --------     -----
      Outstanding, December 28, 1997.......................  218,420      3.73
      Warrants issued--debt holders........................  112,776      0.01
                                                            --------     -----
      Outstanding and exercisable, December 27, 1998.......  331,196      2.46
      Warrants issued--Series B shareholders...............   66,661      0.01
      Warrants exercised................................... (337,833)     1.62
      Warrants surrendered.................................  (45,267)     5.93
                                                            --------     -----
      Outstanding and exercisable, December 26, 1999.......   14,757     $0.01
                                                            ========     =====

Stock Option Plans--During 1996, the Company adopted the 1996 Incentive Stock Option Plan (the 1996 Plan), pursuant to which options to acquire an aggregate of 433,333 shares of the Company's common stock may be granted. Under the 1996 Plan, the Board of Directors may grant options to purchase shares of the Company's stock to eligible employees for both incentive and nonstatutory stock options. Options granted under the 1996 Plan vest as determined by the Board of Directors and are exercisable for a term not to exceed ten years.

                          BUCA, INC. AND SUBSIDIARIES

During 1998, 1999, and February 2000, the Board of Directors approved amendments to the 1996 Plan to increase the number of shares available for issuance under the 1996 Plan to 1,000,000, 1,500,000, and 1,800,000 shares, respectively.

During 1996, the Company adopted the 1996 Stock Option Plan for Nonemployee Directors (the Directors' Plan) pursuant to which options to acquire an aggregate of 26,666 shares of the Company's common stock may be granted to outside directors. Under the Directors' Plan, 1,333 options will automatically be granted to each outside director upon election to the Board of Directors, and thereafter 666 options will be granted annually for each year of continued service by the outside director. Options granted under the Directors' Plan vest over one year from date of grant and are exercisable for ten years. The Director's Plan was terminated in 1999.

A summary of the status of the Company's stock options are presented in the table and narrative below:

                                                                     Options
                                               Weighted             Available
                                               Average                 For
                                               Extended              Future
                                     Shares     Price   Price Range   Grant
                                    ---------  -------- ----------- ---------
      Outstanding, December 31,
       1996........................    13,331   $4.84   $1.13- 5.63  413,335
      Granted......................   700,353    4.61    1.13- 6.75
      Terminated...................  (132,177)   1.25    1.13- 5.63
                                    ---------
      Outstanding, December 28,
       1997........................   581,507    5.38    1.13- 6.75  111,826
      Granted......................   273,314    7.59    6.75- 7.68
      Terminated...................      (666)   7.68          7.68
                                    ---------
      Outstanding, December 27,
       1998........................   854,155    6.08    1.13- 7.68  172,511
      Granted......................   514,749   10.96    7.68-16.50
      Exercised....................   (24,665)   5.97    4.50- 7.68
      Terminated...................   (19,465)   7.31    5.63-11.00
                                    ---------
      Outstanding, December 26,
       1999........................ 1,324,774   $7.96   $1.13-16.50   54,929
                                    =========
      Exercisable, December 26,
       1999........................   385,805   $6.10   $1.13-11.25
                                    =========   =====   ===========

Information regarding options outstanding and exercisable at December 26, 1999 is as follows:

                      Options Outstanding             Options Exercisable
                      -------------------             -------------------
                                  Weighted
                                  Average    Weighted             Weighted
        Range of                 Remaining   Average              Average
        Exercise      Number    Contractual  Exercise   Number    Exercise
         Prices     Outstanding Life (Years)  Price   Exercisable  Price
        --------    ----------- ------------ -------- ----------- --------
      $ 1.13- 4.50      76,187      5.87      $ 1.33     76,186    $ 1.33
              5.63     313,662      7.48        5.63    130,910      5.63
              6.75     192,192      7.89        6.75     57,192      6.75
              7.68     235,317      8.79        7.68     66,851      7.68
        8.88-10.69     213,750      9.97       10.68
       10.75-16.50     293,666      9.35       11.22     54,666     11.25
                     ---------                          -------
      $ 1.13-16.50   1,324,774      8.86      $ 7.96    385,805    $ 6.10
      ============   =========      ====      ======    =======    ======

During 1998, the Company granted 16,000 stock options to a landlord at a price of $6.75 per share which were outside of the two stock option plans.

                          BUCA, INC. AND SUBSIDIARIES

The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed by APB Opinion No. 25 and related interpretations. No compensation cost has been recognized for options issued to employees under the Plans when the exercise price of the options granted are at least equal to the fair value of the common stock on the date of grant. Had compensation costs for these plans been determined consistent with SFAS No. 123, the Company's net (loss) income would have been increased (decreased) to the following pro forma amounts for 1997, 1998, and 1999 (in thousands, except for per share data):

                                                        1997     1998    1999
                                                       -------  -------  -----
      Net (loss) income applicable to common stock:
        As reported................................... $(5,305) $(5,135) $ 680
        Pro forma.....................................  (5,773)  (5,380)    83
      Net (loss) income per common share, basic:
        As reported................................... $ (2.13) $ (2.04) $0.08
        Pro forma.....................................   (2.32)   (2.14)  0.01
      Net (loss) income per common share, diluted:
        As reported................................... $ (2.13) $ (2.04) $0.08
        Pro forma.....................................   (2.32)   (2.14)  0.01

The fair value of each option grant for the pro forma disclosure required by SFAS No. 123 is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions and the results for the grants:

                                                    1997       1998      1999
                                                  ---------  ---------  -------
      Dividend yield.............................      None       None     None
      Expected volatility........................      None       None     53.6%
      Expected life of option....................   7 years    7 years  7 years
      Risk-free interest rate.................... 5.76-6.70% 4.63-5.68%    6.54%

Paisano Partners Program--On January 1, 1997, the Company implemented the Paisano Partners program for certain restaurant employees. This program requires restaurant general managers known as Paisano Partners to purchase approximately $20,000 of the Company's common stock and they also receive stock options. In addition, kitchen managers also receive stock options. The Company allows the Paisano Partners the option to finance the initial stock purchase over five years at an interest rate of 8%. At December 27, 1998 and December 26, 1999, the notes receivable balances related to this financing of $293,000 and $533,000, respectively, were included as contra-equity. At December 27, 1998 and December 26, 1999, 60,416 and 88,468 shares of common stock were issued under this program.

                          BUCA, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

12. SUPPLEMENTAL CASH FLOW INFORMATION

The following is supplemental cash flow information for the years ended:

                                                              1997 1998   1999
                                                              ---- ----- ------
      Cash paid during year for:
       Interest.............................................  $527 $ 714 $  554
       Income taxes.........................................     9    17     70
      Non-cash investing and financing activities:
       Property and equipment additions financed through
        capital lease obligation                               401
       Shareholder receivable from issuance of common
        stock...............................................   275   160    400
       Shareholder receivable reduction due to retirement of
        stock...............................................          58     40
       Escrow deposit transferred to property and
        equipment...........................................   551
       Accretion of redeemable preferred stock to redemption
        value...............................................   524   247    150
       Dividends accrued on redeemable preferred stock......   785 1,292    594
       Change in value of redeemable common stock...........   677   650
       Conversion of preferred stock to common stock........             33,004
       Conversion of redeemable common stock to common
        stock...............................................              4,676
       Conversion of convertible subordinated debentures to
        common stock........................................              2,307

                               [Restaurant Menu]

Buon
Appetito!










                                   BUCA(TM)
                                   di BEPPO

                                   ANTIPASTI
     Meant to be shared, Buca di Beppo antipasti ($5.95-$12.95) arrive in family-style portions ("That's Italian family, not nuclear family" warns the
    Seattle Post-Intelligencer). From our signature garlic bread to mussels marinara, each boasts the powerful flavors of our immigrant southern
                                Italian roots.

                                 GARLIC BREAD

                                  BRUSCHETTA

                   ROASTED PEPPERS WITH GARLIC AND ANCHOVIES

                                FRIED CALAMARI

                               MUSSELS MARINARA

                              MOZZARELLA CAPRESE


                                   INSALATE

      Overflowing from their platters right onto the table, Buca di Beppo salads ($7.95-$13.95) will feed your family and all the in-laws.
     A small Ceasar easily serves four, our signature "Beppo 1893" salad, laden with imported mortadella, pepperoni, and pepperoncini --
                    has yet to be consumed in one sitting.

                       MIXED GREEN SALAD SMALL AND LARGE

                       MIXED GREEN SALAD SMALL AND LARGE
                     WITH PROSCIUTTO AND GORGONZOLA CHEESE

                         CEASAR SALAD SMALL AND LARGE

                             DI BEPPO "1893" SALAD

                                FRESH TOMATOES
                     WITH RED ONIONS, OLIVE OIL, AND BASIL

                                FRESH TOMATOES
        WITH RED ONIONS, FRESH MOZZARELLA, BASIL, SALAMI AND MORTADELLA


                               NEAPOLITAN PIZZA

      Bigger than the 1-by-2-foot slabs they're served on, Buca di Beppo pizzas ($9.95 up to $17.95) evoke the best of Napoli,
         with their purity and simplicity of both flavor and texture.

                                   MARINARA
                TOMATOES GARLIC, BASIL AND OREGANO (NO CHEESE)

                                   CALABRESE
          TOMATOES, POTATOES, ROSEMARY, OLIVES, ONIONS, PROCIUTTO AND
                                PECORINO CHEESE

                                  ARRABBIATA
            FOUR CHEESES, PEPPERONI, SAUSAGE, AND CARMELIZED ONIONS

                                  MARGHERITA
                     TOMATOES, FRESH MOZZARELLA AND BASIL

                                 PIZZA BIANCA
           GORGONZOLA, PROVOLONE, MOZZARELLA, ROMANO AND RED ONIONS

                                   PEPPERONI
                               WITH PEPPERONCINI

                               VEGETALE RUSTICA
        EGGPLANT, ESCAROLE, ONIONS, TOMATOES, ARTICHOKES, BROCCOLI AND
                               PROVOLONE CHEESE

                             SAUSAGE AND MUSHROOMS

                              PROSCIUTTO ROLLATE


                                  SIDE DISHES

        Powerfully flavored and utterly fresh, each of our side dishes ($6.95-$8.95) demonstrates the vitality and simplicity of immigrant southern Italian cooking. And each is meant for family-style sharing.

                            GARLIC MASHED POTATOES

                                   ESCAROLE
                       SAUTEED WITH OLIVE OIL AND GARLIC

                       ONE OF OUR NICE POCKET PROTECTORS

                                MEAT BALLS (3)

                               GREENS AND BEANS
                 ESCAROLE, CANNELLINI BEANS AND TOMATOE SAUCE

                              ITALIAN SAUSAGE (4)

                                  GREEN BEANS
                           WITH OLIVE OIL AND LEMON

                          A HANDY REFRIGERATOR MAGNET


                                     PASTA

       Portioned to withstand the most powerful appetites, Buca di Beppo pastas ($7.95-$19.95) overwhelm with flavor. We make all sauces daily;
      serve only imported, 100% durum semolina (two pounds to an order);
                 and slow-cook our meatballs in pure marinara.

                      SPAGHETTI MARINARA SMALL AND LARGE

                     SPAGHETTI MEAT SAUCE SMALL AND LARGE

                     SPAGHETTI AGLIO OLIO SMALL AND LARGE
                       WITH FRESH VEGETABLES AND GARLIC

                             SPAGHETTI MATRICIANA
             TOMATOES, RED ONIONS, BACON & PECORINO ROMANO CHEESE

                     SPAGHETTI MEAT BALLS SMALL AND LARGE

              LINGUINI CLAM SAUCE (RED OR WHITE) SMALL AND LARGE

                            LINGUINI FRUTTI DI MARE
                          MUSSELS, CLAMS AND CALAMARI

                         HOMEMADE RAVIOLI AL POMODORO

                         HOMEMADE RAVIOLI - MEAT SAUCE

                               RIGATONI POSITANO
          WITH CHIKEN, EGGPLANT, MARINARA SAUCE AND FRESH MOZZARELLA

                        BUCA(TM) RIGATONI COUNTRY STYLE
         WITH WHITE BEANS, SAUSAGE, RED ONIONS, BROCCOLI AND TOMATOES

                                 MACARONI ROSA
           WITH CHICKEN, BROCCOLLI, MUSHROOMS AND PEAS IN PINK SAUCE

                                  TORTELLONI
               WITH CREAM, MUSHROOMS, TOMATOES, PEAS, BROCCOLI

                                    ENTREES

    If you're not Italian, you'll feel like one after partaking in entrees
            ($14.95-$19.95) like eggplant parmigiana, veal Marsala, or our signature chicken cacciatore -- consisting of an entire bird, served over garlic mashed potatoes, ladled with spicy cacciatore sauce.

                              EGGPLANT PARMIGIANA

                              CHICKEN WITH LEMON

                              CHICKEN PARMIGIANA

                     CHICKEN MARSALA WITH FRESH MUSHROOMS

                              CHICKEN CACCIATORE
                          OVER GARLIC MASHED POTATOES

                           BUCA(TM) CHICKEN VESUVIO
                  WHITE BEANS, SAUSAGE, OREGANO AND POTATOES

                                  VEAL LIMONE
                  WITH WHITE BEANS, ESCAROLE AND LEMON SAUCE

                       VEAL MARSALA WITH FRESH MUSHROOMS

                                VEAL PARMIGIANA


                                     DOLCI

           One glimpse of our dolci ($5.95-$8.95) will goad you into
        "joyous gluttony" (Pasadena Star News). One taste will justify the indulgence--whether you order a slab of spumoni, a platter of chocolate-drenched cannoli, or a quart-sized bowl of rum- and espresso-soaked tiramisu.

                                    SPUMONI

                         SPUMONI WITH CHOCOLATE SAUCE

                               CHOCOLATE CANNOLI (3)

                       BUCA(TM) BREAD PUDDING CARAMELLO

                                   TIRAMISU

                         TORTA FORMAGGIO CON RASBERRY

                             BOTTLE OF LIMONCELLO

                                    TORTONI




                         -----------------------------

                          WE PROUDLY FEATURE PERONI,
                                ITALY'S #1 BEER

LIKE LITTLE ITALY IN THE '50S,

Buca di Beppo celebrates the hearty
cooking of southern Italian immigrants.
It's a place where meats and
pastas overflow from their                   HEALTH
plates right onto the table,                INSPECTED
wine flows from the jug,
and laughter often drowns                   SANITARY
out the music.                              BATHROOMS

     You'll smell the sauces before you reach the door. Inside, Neapolitan pizzas, as grand as our ovens can accommodate, pass before your eyes. Family platters of ravioli al pomodoro and chicken cacciatore. And our signature spaghetti and meatballs, two pounds of pasta, and ladles of fresh marinara sauce.

     You won't have room for dessert, but
order some anyway -- maybe our house-made tiramisu or chocolate cannoli, with three ricotta-stuffed pastry shells, submerged in chocolate.
Looking for something on the lighter side?
Though buried under raspberries, the torta formaggio is as white as snow.

     This is real immigrant Italian food. Smell it, taste it, wander into the kitchen to watch us prepare it.

"Best Restaurant for a Large Group"
San Francisco Magazine
1999 Readers' Poll

"Italian family dining at its best"
Chicago Tribune

"ONE BIG RAUCOUS DINNER PARTY"
South Bay Weekly

"PORTIONS ARE NFL TRAINING TABLE WORTHY"
Cleveland Free Times

Elegant Dining
in a cosmopolitan atmosphere

"FOUR STARS"
(out of four stars)
Detroit Free Press

                                                             "Joyous Gluttony"
 "1998 Hot Concepts Award Winner"                            Pasadena Star News
 Nation's Restaurant News
                                                        "BEST ITALIAN
                                                         BEST FAMILY DINING"
                                                         Minnesota Monthly
                                                         Readers' Poll

             Lynwood         Eden Prairie     Burnsville       Minneapolis
            [PHOTO OF                                           [PHOTO OF
 Seattle  STORE EXTERIOR]      Denver                         STORE EXTERIOR]

                                                        St. Paul
                                                       [PHOTO OF      Des Moines
                                                     STORE EXTERIOR]  [PHOTO OF
  Sacramento      [MAP OF UNITED STATES WITH ARROWS                     STORE
 San Francisco    POINTING OUT RESTAURANT LOCATIONS]   Milwaukee      EXTERIOR]
                                                        Livonia

                                                                Westlake
                                                                Columbus
                                                               Cheektowaga
                    "Feeds an American hunger for community"    Albany
Palo Alto            Minneapolis Star-Tribune                  Jenkintown
                                                             Washington D.C.

                                                               Indianapolis(2)
 Redondo Beach                                Louisville        [PHOTO OF
  [PHOTO OF           Campbell               Daytona Beach    STORE EXTERIOR]
STORE EXTERIOR]        Lenexa      Lombard      Tampa
                                              Maitland
                                            Ft. Lauderdale
                                                                      "Bawdy
                                                                    informality
   Encino         Scottsdale       Chicago          Wheeling     and delicious
  [PHOTO OF       [PHOTO OF       [PHOTO OF        [PHOTO OF      Italian fare"
STORE EXTERIOR] STORE EXTERIOR] STORE EXTERIOR]  STORE EXTERIOR] Chicago Tribune

  Pasadena      "Voted BEST New Restaurant"            "WHERE TO EAT"
  [PHOTO OF     Pasadena Weekly Readers' Poll          The New York Times
STORE EXTERIOR]

    Brea             Claremont      Summerlin

  Chandler

                             3,033,699 Shares



                                   BUCA, INC.

                                  Common Stock



                                ---------------
                                   PROSPECTUS
                                ---------------

                           U.S. Bancorp Piper Jaffray

                         Banc of America Securities LLC

                               Robertson Stephens

                                        , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

     SEC registration fee............................................. $ 14,992
     NASD filing fee..................................................    6,179
     Nasdaq listing fee...............................................   17,500
     Legal fees and expenses..........................................  170,000
     Accounting fees and expenses.....................................  150,000
     Blue Sky fees and expenses.......................................    5,000
     Printing expenses................................................  250,000
     Transfer agent fees and expenses.................................   15,000
     Miscellaneous expenses...........................................  101,329
                                                                       --------
         Total........................................................ $730,000

Item 14. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by a reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

Under the terms of the form of Purchase Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

During the past three years, the Company has sold the following securities pursuant to exemptions from registration under the Act. The sales referred to in numbers 1, 2, 3, 4, 6, 7, 12, 14, 15, 16, 17, 20, 21, 28, 30, 33, 34, 37,
39, 40, 41, 43, 44, 45, 46, 47, 48, 49, 50, 51, 52, 53, 54, 55, 56 and 57 were made in reliance upon the exemptions from registration provided under Section 4(2) of the Act for transactions not involving a public offering and the sales referred to in numbers 5, 8, 9, 10, 11, 13, 18, 19, 22, 23, 24, 25, 26, 27, 29,
31, 32, 35, 36, 38 and 42 were made in reliance upon the exemptions from registration provided pursuant to Rule 701 under the Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation, and related state securities laws. Unless otherwise stated, all shares were issued directly by the Company, no underwriters were involved and, except as otherwise noted below, no discount, commission or other transaction-related remuneration was paid. Share figures have been adjusted for the 2-for-3 reverse stock split that was effective on February 17, 1999.

    1. On August 27, 1996, the Company granted options to purchase an aggregate of 9,332 shares of the Company's common stock at $4.50 per share to two of the Company's directors.

    2. On October 23, 1996, the Company issued warrants to purchase an aggregate of 156,800 shares of its Series A Convertible Preferred Stock convertible into 104,532 shares of common stock at $5.625 per common share to U.S. Bancorp Piper Jaffray Inc. and Michael Bochert.

    3. On October 23, 1996, the Company issued 2,240,000 shares of its Class A Convertible Preferred Stock convertible into 1,493,331 shares of common stock to outside investors for $8,400,000 or $5.625 per common share.

    4. On October 24, 1996, the Company granted options to purchase an aggregate of 3,999 shares of the Company's common stock at $5.625 per share to the Company's directors.

    5. On February 1, 1997, the Company granted options to purchase an aggregate of 78,331 shares of the Company's common stock at $5.625 per share to employees of the Company.

    6. On February 1, 1997, the Company granted options to purchase 122,854 shares of the Company's common stock at $1.125 per share to Joseph P. Micatrotto under the terms of his employment agreement with the Company.

    7. On February 1, 1997, the Company sold 16,000 shares of common stock to Joseph P. Micatrotto under the terms of his employment agreement with the Company for $90,000 or $5.625 per share.

    8. On February 6, 1997, the Company granted options to purchase 33,333 shares of the Company's common stock at $5.625 per share to an employee of the Company.

    9. On March 1, 1997, the Company granted options to purchase 13,333 shares of the Company's common stock at $5.625 per share to an employee of the Company.

    10. On April 21, 1997, the Company sold an aggregate of 31,995 shares of common stock to employees of the Company for $179,998.75 or $5.625 per share.

    11. On June 1, 1997, the Company granted options to purchase an aggregate of 4,000 shares of the Company's common stock at $5.625 per share to two of the Company's employees.

    12. On July 8, 1997, the Company granted options to purchase 1,333 shares of the Company's common stock at $5.625 per share to a director of the Company.

    13. On August 1, 1997, the Company granted options to purchase 13,333 shares of the Company's common stock at $5.625 per share to an employee of the Company.

    14. On September 3, 1997, the Company issued warrants to purchase 50,000 shares of the Company's Class B Convertible Preferred Stock convertible into 33,333 shares of common stock at $6.75 per common share to U.S. Bancorp Piper Jaffray Inc.

    15. On September 3, 1997, the Company sold an aggregate of 961,000 shares of its Class B Convertible Stock convertible into 640,739 shares of common stock to outside investors for $4,324.999.50 or $6.75 per common share.

    16. On October 24, 1997, the Company granted options to purchase an aggregate of 1,332 shares of common stock at $6.75 per share to directors of the Company.

    17. On October 31, 1997, the Company issued warrants to purchase an aggregate of 147,218 shares of the Company's common stock at $0.01 per share to its investors and lenders in connection with the Company's subordinated debt transaction.

    18. On November 4, 1997, the Company granted options to purchase an aggregate of 214,327 shares of the Company's common stock at $6.75 per share to employees of the Company.

    19. On December 18, 1997, the Company sold an aggregate of 11,848 shares of common stock to employees of the Company for $79,992, or $6.75 per share.

    20. On December 18, 1997, the Company granted options to purchase 51,511 shares of the Company's common stock at $1.125 per share and options to purchase 186,666 shares of the Company's common stock at $5.675 per share to Joseph P. Micatrotto under the terms of his employment agreement with the Company.

    21. On December 19, 1997, the Company sold an aggregate of 961,000 shares of Series B Convertible Preferred Stock convertible into 640,739 shares of common stock to outside investors for $4,324,999.50 or $6.75 per common share.

    22. On January 1, 1998, the Company sold 2,962 shares of common stock to an employee of the Company for $20,000, or $6.75 per share.

    23. On February 1, 1998, the Company sold 5,924 shares of common stock to an employee of the Company for $40,000, or $6.75 per share.

    24. On February 1, 1998, the Company granted options to purchase 2,000 shares of the Company's common stock at $6.75 per share to an employee of the Company.

    25. On March 1, 1998, the Company sold 2,962 shares of common stock to an employee of the Company for $20,000, or $6.75 per share.

    26. On April 28, 1998, the Company granted options to purchase 13,333 shares of the Company's common stock at $6.75 per share to an employee of the Company.

    27. On May 1, 1998, the Company granted options to purchase 2,000 shares of the Company's common stock at $6.75 per share to an employee of the Company.

    28. On May 18, 1998, the Company issued warrants to purchase an aggregate of 112,776 shares of the Company's common stock at $0.01 per share to its lenders in connection with the Company's subordinated debt transaction.

    29. On June 1, 1998, the Company granted options to purchase an aggregate of 10,000 shares of the Company's common stock at $6.75 per share and sold 8,886 shares of the Company's common stock for $60,000, or $6.75 per share, to employees of the Company.

    30. On July 1, 1998, the Company granted options to purchase 666 shares of the Company's common stock at $6.75 per share to a director of the Company.

    31. On September 1, 1998, the Company granted options to purchase an aggregate of 8,000 shares of the Company's common stock at $6.75 per share to employees of the Company.

    32. On September 1, 1998, the Company sold an aggregate of 10,404 shares of common stock to employees of the Company for $80,000, or $6.75 per share.

    33. On October 13, 1998, the Company sold an aggregate of 1,639,025 shares of its Series C Convertible Preferred Stock convertible into 1,092,679 shares of common stock to outside investors for $8,400,007.02 or $7.6875 per common share.

    34. On October 24, 1998, the Company granted options to purchase 1,332 shares of the Company's common stock at $7.6875 per share to directors of the Company.

    35. On October 27, 1998, the Company sold 2,601 shares of common stock to an employee of the Company for $20,000 or $7.6875 per share.

    36. On October 27, 1998, the Company granted options to purchase an aggregate of 235,983 shares of the Company's common stock at $7.6875 per share to employees of the Company.

    37. On December 23, 1998, the Company issued 975,609 shares of its Series C Convertible Preferred Stock convertible into 637,752 shares of common stock to outside investors, for $5,000,000 or $7.84 per common share.

    38. On January 26, 1999, the Company granted options to purchase 3,333 shares of the Company's common stock at $7.6875 per share to an employee at the Company.

    39. On February 15, 1999, the Company granted options to purchase 48,000 shares of the Company's common stock at $11.25 per share to directors of the Company.

    40. On February 15, 1999, the Company granted options to purchase 126,666 shares of the Company's common stock at $11.25 per share to Joseph P. Micatrotto.

    41. On February 15, 1999, the Company agreed to issue 40,195 shares of the Company's common stock to holders of the Series C Preferred Stock in connection with the conversion of the Series C Preferred Stock.

    42. On April 15, 1999, the Company sold 10,434 shares of common stock to employees of the Company for $120,000 or $11.50 per share and granted options to purchase 23,000 shares of the Company's common stock at $11.50 per share to employees of the Company.

    43. On April 21, 1999, the Company issued 8,152 shares of common stock for $81.52, or $.01 per share, to an outside investor upon exercise of a warrant previously issued to the investor.

    44. On April 23, 1999, the Company issued 1,926 shares of common stock for $19.26, or $.01 per share, to an outside investor upon exercise of a warrant previously issued to the investor.

    45. On April 26, 1999, the Company issued 149,992 shares of common stock for $1,108,000 or $7.20 per share, to outside investors upon conversion of certain subordinated debentures in aggregate principal amount of $1,108,000 held by the investors.

    46. On May 5, 1999, the Company issued 1,926 shares of common stock for $19.26, or $.01 per share, to an outside investor upon exercise of a warrant previously issued to the investor.

    47. On May 18, 1999, the Company issued an aggregate of 71,843 shares of common stock to U.S. Bancorp Piper Jaffray, Inc. and Michael Bochert upon conversion and surrender of 104,532 warrants previously issued to them.

    48. On May 18, 1999, the Company issued 20,824 shares of common stock to U.S. Bancorp Piper Jaffray, Inc. upon conversion and surrender of 33,333 warrants previously issued to it.

    49. On July 20, 1999, the Company issued 6,944 shares of common stock for $50,000 or $7.20 per share, to an outside investor upon conversion of a certain subordinated debenture in aggregate principal amount of $50,000 held by the investor.

    50. On July 28, 1999, the Company issued 12,330 shares of common stock for $184.79 or $0.01 per share to an outside investor upon exercise of a warrant previously issued to an investor.

    51. On August 4, 1999, the Company issued 7,706 shares of common stock for $77.06, or $.01 per share, to outside investors upon exercise of warrants previously issued to the investors.

    52. On August 9, 1999, the Company issued 385 shares of common stock for $3.85, or $.01 per share, to an outside investor upon exercise of a warrant previously issued to the investor and 90,454 shares of common stock to outside investors upon conversion and surrender of 90,509 warrants previously issued to the investors.

    53. On August 18, 1999, the Company issued 19,267 shares of common stock for $192.67, or $.01 per share, to an outside investor upon exercise of a warrant previously issued to the investor and 23,160 shares of common stock to an outside investor upon conversion and surrender of 23,174 warrants previously issued to the investor.

    54. On August 23, 1999, the Company issued 15,414 shares of common stock for $154.14 or $0.01 per share, to an outside investor upon exercise of a warrant previously issued to the investor.

    55. On October 23, 1999, the Company issued 6,944 shares of common stock for $50,000 or $7.20 per share, to an outside investor upon conversion of a subordinated debenture in aggregate principal amount of $50,000 held by the investor.

    56. On October 25, 1999, the Company issued 6,944 shares of common stock for $50,000 or $7.20 per share, to an outside investor upon conversion of a subordinated debenture in aggregate principal amount of $50,000 held by the investor.

    57. On February 9, 2000, the Company issued 6,944 shares of common stock for $50,000 or $7.20 per share, to an outside investor upon conversion of a subordinated debenture in aggregate principal amount of $50,000 held by the investor.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
     1.1     Form of Purchase Agreement (to be filed by amendment).
     3.1     Amended and Restated Articles of Incorporation of the
             Registrant.(/1/)
     3.2     Amended and Restated By-Laws of the Registrant.(/2/)
     4.1     Specimen of Common Stock certificate.(/3/)
     5.1     Opinion of Faegre & Benson LLP. (to be filed by amendment)
    10.1     1996 Stock Incentive Plan of BUCA, Inc. and Affiliated
             Companies.(/4/)
    10.2     Stock Option Plan for Non-Employee Directors.(/5/)
    10.3     BUCA, Inc. Employee Stock Ownership Plan.(/6/)
    10.4     BUCA, Inc. 401(k) Plan.(/7/)
    10.5     Letter Agreement dated April 1, 1997 between the Registrant and
             Greg A. Gadel.(/8/)
    10.6     Credit Agreement dated as of September 27, 1999 among the
             Registrant, as Borrower, and U.S. Bank National Association, Bank
             of America, N.A. and BankBoston, N.A., as Lenders.(/9/)
    10.7     First Amendment to Credit Agreement dated as of October 21, 1999 among the Registrant and the Lenders.(/10/)
   *10.8     Second Amendment to Credit Agreement dated as of December 24, 1999 among the Registrant and the Lenders.
   *10.9     Third Amendment to Credit Agreement dated as of March 3, 2000 among the Registrant and the Lenders.
    10.10    Form of Series A Convertible Subordinated Debenture due July 30,
             2001 of the Registrant.(/11/)
    10.11    Form of Stock Purchase Warrant dated as of October 31, 1997.(/12/)
    10.12    Form of Stock Purchase Warrant for the purchase of common stock of the Registrant, dated May 19, 1998.(/13/)
    10.13    Non-Statutory Stock Option Agreement between the Registrant and
             1204 Harmon Partnership for the purchase of 24,000 shares of common stock of the Registrant, dated as of June 1, 1998.(/14/)
    10.14    Securities Purchase Agreement dated as of October 13, 1998 between the Registrant and the Purchasers.(/15/)
    10.15    Redemption Agreement between BUCA, Inc. and Parasole Restaurant
             Holdings, Inc. regarding the Parasole Employee Stock Ownership
             Plan.(/16/)
    10.16    Amended and Restated Employment Agreement dated as of February 17,
             1999, between the Registrant and Joseph P. Micatrotto.(/17/)
    10.17    BUCA, Inc. Employee Stock Purchase Plan(/18/)
   *21.1     Subsidiaries of the Registrant.
    23.1     Consent of Deloitte & Touche LLP.
    23.2     Consent of Faegre & Benson LLP (included in Exhibit No. 5.1 to the
             Registration Statement).
   *24.1     Powers of Attorney.
   *27.1     Financial Data Schedule.

--------

*  Previously filed.
(1) Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(2) Incorporated by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(4) Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(5) Incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(6) Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(7) Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).

(8) Incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(9) Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 26, 1999.
(10) Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 26, 1999.
(11) Incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(12) Incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(13) Incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(14) Incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(15) Incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(16) Incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(17) Incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(18) Incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form S-8 (Registration No. 333-78295).

(b) Financial Statement Schedules

  None required.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions summarized in Item 14 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes to provide to the Underwriters, at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

The undersigned Company hereby undertakes that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 20, 2000.

                                          BUCA, INC.

                                                 /s/ Joseph P. Micatrotto
                                          By___________________________________
                                                 Joseph P. Micatrotto
                                                 Chairman, President and Chief
                                                 Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 20, 2000.

              Signature                                   Title


      /s/ Joseph P. Micatrotto            Chairman, President and Chief
_____________________________________     Executive Officer
        Joseph P. Micatrotto              (Principal Executive Officer) and
                                          Director


          /s/ Greg A. Gadel
_____________________________________     Chief Financial Officer
            Greg A. Gadel                 (Principal Financing and Accounting
                                          Officer)


            Don W. Hays                   Board of Directors
            Peter J. Mihajlov
            Philip A. Roberts
            John P. Whaley
            David Yarnell
            Paul Zepf

--------
* Joseph P. Micatrotto, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.


                                                 /s/ Joseph P. Micatrotto
                                          By___________________________________
                                            Joseph P. Micatrotto, Attorney-in-
                                                           Fact

                               INDEX TO EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
     1.1     Form of Purchase Agreement (to be filed by amendment).
     3.1     Amended and Restated Articles of Incorporation of the
             Registrant.(/1/)
     3.2     Amended and Restated By-Laws of the Registrant.(/2/)
     4.1     Specimen of Common Stock certificate.(/3/)
     5.1     Opinion of Faegre & Benson LLP. (to be filed by amendment)
    10.1     1996 Stock Incentive Plan of BUCA, Inc. and Affiliated
             Companies.(/4/)
    10.2     Stock Option Plan for Non-Employee Directors.(/5/)
    10.3     BUCA, Inc. Employee Stock Ownership Plan.(/6/)
    10.4     BUCA, Inc. 401(k) Plan.(/7/)
    10.5     Letter Agreement dated April 1, 1997 between the Registrant and
             Greg A. Gadel.(/8/)
    10.6     Credit Agreement dated as of September 27, 1999 among the
             Registrant, as Borrower, and U.S. Bank National Association, Bank
             of America, N.A. and BankBoston, N.A., as Lenders.(/9/)
    10.7     First Amendment to Credit Agreement dated as of October 21, 1999 among the Registrant and the Lenders.(/10/)
   *10.8     Second Amendment to Credit Agreement dated as of December 24, 1999 among the Registrant and the Lenders.
   *10.9     Third Amendment to Credit Agreement dated as of March 3, 2000 among the Registrant and the Lenders.
    10.10    Form of Series A Convertible Subordinated Debenture due July 30,
             2001 of the Registrant.(/11/)
    10.11    Form of Stock Purchase Warrant dated as of October 31, 1997.(/12/)
    10.12    Form of Stock Purchase Warrant for the purchase of common stock of the Registrant, dated May 19, 1998.(/13/)
    10.13    Non-Statutory Stock Option Agreement between the Registrant and
             1204 Harmon Partnership for the purchase of 24,000 shares of common stock of the Registrant, dated as of June 1, 1998.(/14/)
    10.14    Securities Purchase Agreement dated as of October 13, 1998 between the Registrant and the Purchasers.(/15/)
    10.15    Redemption Agreement between BUCA, Inc. and Parasole Restaurant
             Holdings, Inc. regarding the Parasole Employee Stock Ownership
             Plan.(/16/)
    10.16    Amended and Restated Employment Agreement dated as of February 17,
             1999, between the Registrant and Joseph P. Micatrotto.(/17/)
    10.17    BUCA, Inc. Employee Stock Purchase Plan(/18/)
   *21.1     Subsidiaries of the Registrant.
    23.1     Consent of Deloitte & Touche LLP.
    23.2     Consent of Faegre & Benson LLP (included in Exhibit No. 5.1 to the
             Registration Statement).
   *24.1     Powers of Attorney.
   *27.1     Financial Data Schedule.

--------

*  Previously filed.
(1) Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(2) Incorporated by reference to Exhibit 3.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(4) Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(5) Incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(6) Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(7) Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(8) Incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).

(9) Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 26, 1999.
(10) Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 26, 1999.
(11) Incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(12) Incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(13) Incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(14) Incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(15) Incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(16) Incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(17) Incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-1 (Registration No. 333-72593).
(18) Incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form S-8 (Registration No. 333-78295).